UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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SALLY BEAUTY HOLDINGS, INC.

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3001 Colorado Boulevard, Denton, Texas 76210

Letter from our President and Chief Executive Officer

To our stockholders,

You are cordially invited to attend the annual meeting of stockholders of Sally Beauty Holdings, Inc., to be held virtually on Thursday, January 28, 2021, at 9:00 a.m., central time. Details of the business to be conducted at the annual meeting are given in the Official Notice of the Meeting, Proxy Statement, and form of proxy enclosed with this letter.

We encourage you to vote in advance so that we will know that we have a quorum of stockholders for the meeting.

It is important that your shares be represented and voted whether or not you plan to attend the annual meeting virtually. Your prompt vote over the Internet, by telephone via toll-free number or by mailing a written proxy will save us the expense and extra work of additional proxy solicitation. Voting by any of these methods at your earliest convenience will ensure your representation at the annual meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in Sally Beauty Holdings, Inc.

Christian A. Brickman Director, President and Chief Executive Officer

December 16, 2020

SALLY BEAUTY

HOLDINGS, INC.

3001 Colorado Boulevard, Denton, Texas 76210

Notice of Annual Meeting of Stockholders

To our stockholders:

The annual meeting of stockholders of Sally Beauty Holdings, Inc. (the “Corporation”) will be held virtually on Thursday, January 28, 2021, at 9:00 a.m., central time, for the purpose of considering and acting upon the following:

(1)	The election of the twelve directors named in the accompanying Proxy Statement for a one-year term;

(2)

To approve an advisory (non-binding) resolution regarding the compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as disclosed in the accompanying Proxy Statement;

(3)	The ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2021 fiscal year; and

(4)	To transact such other business as may properly come before the annual meeting or any adjournment thereof.

Only stockholders of record at the close of business on November 30, 2020 will be entitled to receive notice of and to vote at the meeting and any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on January 28, 2021:

The Proxy Statement and the 2020 Annual Report to stockholders are available at:

www.edocumentview.com/sbh

By Order of the Board of Directors,

John Henrich

Corporate Secretary

December 16, 2020

IMPORTANT:

We urge you to vote your shares at your earliest convenience to ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone via toll-free number or by signing, dating, and returning the enclosed proxy card will save us the expense and extra work of additional solicitation. If your shares are held in street name by a bank, broker or other similar holder of record, your bank, broker or other similar holder of record is not permitted to vote on your behalf on Proposal 1 (election of directors) or Proposal 2 (approval of an advisory resolution regarding the compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation) unless you provide specific instructions by completing and returning a voting instruction form or following the voting instructions provided to you by your bank, broker or other similar holder of record. Enclosed is an addressed, postage-paid envelope for those voting by mail in the United States. Because your proxy is revocable at your option, submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so. Please refer to the voting instructions included on your proxy card or the voting instructions forwarded by your bank, broker, or other similar holder of record if you hold your shares in street name.

TABLE OF CONTENTS 4 2020 PROXY STATEMENT SUMMARY 10   PROPOSAL 1   - ELECTION OF DIRECTORS 15 BOARD NOMINEE QUALIFICATIONS AND EXPERIENCE 16 CORPORATE GOVERNANCE, THE BOARD AND ITS COMMITTEES 16 Board Purpose and Structure 16 Corporate Governance Philosophy 17 Board Diversity 18 Corporate Responsibility and ESG – Environmental, Social, Governance 22 Director Independence 23 Nomination of Directors 23 Stockholder Recommendations or Nominations for Director Candidates 24 Director Qualifications 24 Annual Election of Directors 24 Mandatory Retirement Directors 24 Directors Who Change Their Present Job Responsibilities 24 Board Self Evaluations 24 Board Meetings and Attendance 25 Board Leadership Structure 25 Communications with the Board 25 Board’s Role in the Risk Management Process 26 Committees of the Board of Directors 28 Compensation Committee Interlocks and Insider Participation 28 Compensation Risk Assessment 29 Related Party Transactions

TABLE OF CONTENTS 30 Directors’ Compensation and Benefits 30 Narrative Discussion of Director Compensation Table 32 Director Indemnification Agreements 32 No Material Proceedings 33 BENEFICIAL OWNERSHIP OF THE COMPANY’S STOCK 33 Securities Owned by Directors and Executive Officers 35 Persons Owning More than Five-percent of the Company’s Common Stock 36   PROPOSAL 2   - ADVISORY VOTE ON EXECUTIVE COMPENSATION 37 EXECUTIVE OFFICERS 40 EXECUTIVE COMPENSATION 40 Compensation Discussion and Analysis 60 Compensation and Talent Committee Report 61 Compensation Tables 68 CEO PAY RATIO 69   PROPOSAL 3   - RATIFICATION OF SELECTION OF AUDITORS 70 Report of the Audit Committee 71 DEADLINES AND PROCEDURES FOR NOMINATIONS AND STOCKHOLDER PROPOSALS 72 QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING 76 OTHER MATTERS A-1 APPENDIX 1 NON-GAAP FINANCIAL NUMBERS RECONCILIATION

2020 PROXY STATEMENT SUMMARY Proxies are being solicited by the Board of Directors of Sally Beauty Holdings, Inc. (NYSE: SBH) (“we,” “us,” or the “Corporation”) to be voted at our 2021 Annual Meeting. This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Annual Meeting of Stockholders Time and Date 9:00 a.m. Central Time, January 28, 2021 Place This year’s meeting will be a virtual annual meeting and will be held solely online via live webcast. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions prior to and during the meeting by visiting: www.meetingcenter.io/201951081. The password for the meeting is SBH2021. Please refer to the Q&A section beginning on page 72 for instructions on how to attend the virtual meeting. Record Date November 30, 2020 Voting Stockholders as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on. On or about December 16, 2020, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record as of the Record Date. The Notice contains instructions on how to access over the internet the Company’s Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy and Annual Report on Form 10-K for the fiscal year ended September 30, 2020 (FY20). Voting Matters Proposal Board Vote Recommendation Page Reference (for more detail) Proposal 1: Elect twelve directors FOR each Nominee 10 Proposal 2: Approve, on an advisory basis, compensation of our named executive officers FOR 36 Proposal 3: Ratify KPMG LLP as our independent registered public accounting firm for fiscal 2021 FOR 69

2020 PROXY STATEMENT SUMMARY Director Nominees Twelve directors are standing for election at the 2021 Annual Meeting for one-year terms. The following table provides summary information about each of the director nominees as well as their committee memberships. The table also discloses the Board’s determination as to the independence of each nominee under the listing standards of the New York Stock Exchange (“NYSE”) and relevant rules of the Securities and Exchange Commission (“SEC”). Additional information about each nominee’s background and experience can be found beginning on page 10. To be elected, each nominee must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. Name Age Director since Occupation Experience/ Qualification Independent AC CC EC NG/ CR Christian A. Brickman 55 September 2012 President & Chief Executive Officer, Sally Beauty Holdings, Inc. Management, International ● Timothy R. Baer 60 January 2020 Founder & Managing Partner, TRB Partners LLC; Former EVP, Chief Legal Officer and Corporate Secretary, Target Corporation Legal, Governance, Management ✓ ● VC Marshall E. Eisenberg 75 November 2006 Founding Partner, Neal Gerber & Eisenberg LLP Governance, Risk Management, Legal ✓ ● ● C Diana S. Ferguson 57 January 2019 Principal, Scarlett Investments LLC Management, Finance ✓ ● VC Dorlisa K. Flur 55 January 2020 Senior Advisor and Former Chief Strategy and Transformation Officer, Southeastern Grocers, Inc. Management, Mass Market Retail Transformation ✓ ● James M. Head 55 Partner at BDT & Company, LLC Financial, Strategic & Transactional ✓ Linda Heasley  65 May 2017 Former Chief Executive Officer, J.Jill, Inc. Management, Retail ✓ ● ● Robert R. McMaster 72 November 2006 Retired Executive and Independent Auditor Management, Finance, Audit ✓ C ● John A. Miller   67 November 2006 President & Chief Executive Officer, North American Corporation Management, Finance ✓ ● C Susan R. Mulder 50 November 2014 Chief Executive Officer, Nic & Zoe Co. Management, Retail ✓ ● ● ● Denise Paulonis 48 May 2018 Executive Vice President and Chief Financial Officer, Sprouts Farmers Market, Inc. Management, Finance ✓ VC ● Edward W. Rabin 74 November 2006 Retired Executive Management ✓ C Committees: AC = Audit CC = Compensation & Talent EC = Executive NG/CR = Nominating, Governance and Corporate Responsibility C = Chair of Committee VC = Vice Chair of Committee If elected, the director nominees will serve until the 2022 annual meeting. The Board recommends a vote FOR each director nominee.

2020 PROXY STATEMENT SUMMARY

Board Nominees Snapshot

Gender Diversity

42%

5 of 12
Director Nominees are Women

Board Independence

92%

11 of 12
Director Nominees are Independent

Age Mix

1
5
3
3
40s
50s
60s
70s

58.5 years
Median Age

SBH Board Tenure

6
2
4
0-4 yrs
5-10 yrs
11+ yrs

6.7 years
Average Tenure

6 SALLYBEAUTY HOLDINGS, INC. 2020 Proxy Statement

2020 PROXY STATEMENT SUMMARY Board Nominees Snapshot Gender Diversity 42% 5 of 12 Director Nominees are Women Board Independence 92% 11 of 12 director nominees are independent Age Mix 58.5 years median age SBH Board Tenure 6.7 years average tenure

2020 PROXY STATEMENT SUMMARY

FY20 Performance

SAME STORE SALES GROWTH
-0.7%
-1.5%
0.3%
-8.1%
FY17
FY18
FY19
FY20
ADJUSTED OPERATING INCOME (1)(2)
($ in Millions)
$501
$468
$458
$294
FY17
FY18
FY19
FY20
DILUTED EARNINGS PER SHARE
$1.56
$2.08
$2.26
$0.99
FY17
FY18
FY19
FY20
3-YEAR AVERAGE ROIC (2)
21.3%
21.4%
21.5%
19.1%
FY15-17
FY16-18
FY17-19
FY18-20

www.sallybeautyholdings.com 7

2020 PROXY STATEMENT SUMMARY FY20 Performance same store sales growth adjusted operating income (1)(2) ($ in millions) diluted earnings per share 3-year average roic (2) (1) Please see Appendix 1 for a reconciliation of non-GAAP numbers. (2) Please see page 51 for Adjusted Operating Income definition and page 53 for 3-Year Average ROIC definition. Net Sales were $3.51 billion. Cash Flow from Operations of $426.9 million—used to fund investment in the business and fund the repurchase of 4.7 million shares at an aggregate cost of $61.4 million. Global E-Commerce Sales Increased by 103% compared to the prior year. Gross Profit was $1.72 billion.

2020 PROXY STATEMENT SUMMARY FY20 Strategic Objectives and Accomplishments Play to win with our customers Reintroduce our brand, build our key owned brands and build brands with influencers Expand distribution rights of important color and care brands, pursue new and exclusive brands, attract new customers Service the Pro needs, regardless of channel; invite the Barber Leverage global, operate local Launch our Private Label Rewards Credit Card Improve our retail fundamentals Hire, develop and retain the best talent Leverage data via CRM and loyalty programs to enhance our understanding of our customers Finalize & stabilize: complete point-of-sale system; order management system roll-out and JDA implementation Expand the roll-out of our new store concepts Modernize our supply chain Advance our digital commerce capabilities Lead with mobile Develop dynamic fulfillment options, including ship from store; buy online; same-day delivery; pick up in store and split shipment Drive costs out of the Business Through continuous improvement efforts, achieve additional selling, general and administrative expense savings to offset inflation and wage pressure

PROXY STATEMENT SUMMARY FY20 Corporate Governance Highlights 100% attendance by all directors for all Board and Committee meetings in FY20. Board adopted a revised charter for the newly-renamed “Compensation and Talent Committee”, which will provide hands-on oversight of our diversity, inclusion and belonging initiatives. In FY20 the Board established the Vice Chair role for the Audit Committee, Compensation Committee and NGCR Committee, thereby strengthening Board leadership, accountability and succession planning. Board continued its focus on advancing company-wide ESG and sustainability efforts, which are focused on four main areas where we can have a meaningful impact: 1) Employees; Diversity and Inclusion—we continue efforts to show that diversity and inclusion are at the heart of our company: at the Board level, throughout our global workforce and in our shared commitment to serving a diverse customer base and their communities. 2) Product Development and Sourcing—we continue to make progress toward our long-term sustainability goals by using best practices in product development and sourcing. 3) Energy /Environment—we made progress towards reducing our environmental impact by reducing energy usage and increasing energy efficiency. We continued implementing our SBH Going Green Program, which we hope will eliminate plastic bags in our North American stores, and reduce waste and increase recycling capabilities at our Sally Beauty Headquarters. 4) Data Privacy and CyberSecurity Oversight—each quarter during FY20, our Chief Information Security Officer delivered detailed reports to the Audit Committee which has primary oversight of risks related to data protection and cybersecurity. FY20 Stockholder Outreach During FY20, we continued to engage with investors and sell-side analysts by hosting numerous meetings, investor calls and virtual events. We believe that listening to investors is essential to good governance and to the long-term sustainability of our company. Our senior management is open and accessible. As such, we want to engage with and listen to our investors and sell-side analysts in order to have productive conversations in which we review our strategic objectives, operations and progress, and listen to their feedback. FY20 Executive Compensation Highlights Highlights of our Named Executive Officer compensation program, as described in the CD&A section beginning on page 40, include: Emphasis on performance-based compensation (base salary is sole fixed component of direct compensation) Annual incentive based on growth in same store sales, adjusted operating income and strategic initiatives Annual long-term equity grants in the form of: Stock options (Options), which provide realized value only to the extent our stock price increases after the date of grant Performance stock units (PSUs), which serve to reward long-term performance Restricted stock awards (RSAs), which serve as a strong retention tool thereby aligning management with the long-term interests of our stockholders through the various equity grant vehicles “Double trigger” severance benefits and no 280G excise tax “gross-ups” Appropriate risk-management practices, including an annual review of our compensation-related risk profile, clawback and anti-hedging policies and equity ownership requirements

PROPOSAL 1 - ELECTION OF DIRECTORS Our current Board of Directors consists of twelve individuals, eleven of whom qualify as independent of us under the rules of the NYSE.    Our Certificate of Incorporation and our By-Laws provide for the annual election of each of our directors for one-year terms. Following the recommendations of our Nominating, Governance and Corporate Responsibility Committee, our Board of Directors has nominated Mr. Brickman, Mr. Baer, Mr. Eisenberg, Ms. Ferguson, Ms. Flur, Mr. Head, Ms. Heasley, Mr. McMaster, Mr. Miller, Ms. Mulder, Ms. Paulonis and Mr. Rabin for election to our Board of Directors. Accordingly, this Proposal 1 seeks the election of these twelve individuals to be directors, each with a one-year term that will expire at the annual meeting of stockholders in 2022. Unless otherwise indicated, all proxies that authorize the proxy holders to vote for the election of directors will be voted “FOR” the election of the nominees listed below. If a nominee becomes unavailable for election as a result of unforeseen circumstances, it is the intention of the proxy holders to vote for the election of such substitute nominee, if any, as the Board of Directors may propose. As of the date of this Proxy Statement, each of the nominees has consented to serve and the Board is not aware of any circumstances that would cause a nominee to be unable to serve as a director. Except for James M. Head who is standing for election to our Board for the first time, each director nominee is a current director with a term expiring at this annual meeting. Each director nominee has furnished to us the following information with respect to their principal occupation or employment and principal directorships: Christian A. Brickman Director, President and Chief Executive Officer, age 55 Mr. Brickman has served on our Board of Directors since September 2012 and is the Corporation’s President and Chief Executive Officer, a role he has held since February 2015. Prior to being appointed to his current role, Mr. Brickman served as President and Chief Operating Officer of the Corporation from June 2014 to February 2015. Prior to joining the Corporation, Mr. Brickman served as President of Kimberly-Clark International from May 2012 to February 2014. We believe that Mr. Brickman’s executive and management experience, including his experience as President of two large international companies, well qualifies him to serve on our Board.

PROPOSAL 1 - ELECTION OF DIRECTORS Timothy R. Baer Director, age 60 Mr. Baer was elected to our Board of Directors in January 2020. Mr. Baer founded and has been Managing Partner of TRB Partners LLC since 2017 and of TRB Law PPLC since 2019. In addition, Mr. Baer has served as Senior Advisor and Co-Chair of the PJT Camberview Advisory Council since 2017. From 2016 to 2017 Mr. Baer was Senior Advisor to Target Corporation and from 2004 to 2016 he was Target’s Executive Vice President, Chief Legal Officer and Corporate Secretary. Mr. Baer has previously served as a board member for Greater MSP and Greater Twin Cities United Way. We believe that Mr. Baer’s legal, governance and management experience well qualifies him to serve on our Board. Marshall E. Eisenberg Director, age 75 Mr. Eisenberg has served on our Board of Directors since November 2006. Mr. Eisenberg is a founding partner of the Chicago law firm of Neal, Gerber & Eisenberg LLP and has been a member of the firm’s Executive Committee for the past 30 years. Mr. Eisenberg is a director of Jel-Sert Company and was formerly a director of Ygomi, Inc. and Engineered Controls International, Inc. We believe that Mr. Eisenberg’s extensive legal experience, including his extensive corporate governance experience, well qualifies him to serve on our Board. Diana S. Ferguson Director, age 57 Ms. Ferguson was elected to our Board of Directors in January 2019. She has served as Chief Financial Officer to Cleveland Avenue, LLC, a venture capital investment firm, since September 2015. In addition, Ms. Ferguson has served as a principal of Scarlett Investments, LLC, a private investment firm, since 2013. She also served as Chief Financial Officer of the Chicago Board of Education from February 2010 to May 2011 and as Senior Vice President and Chief Financial Officer of The Folgers Coffee Company from April 2008 to November 2008 when Folgers was sold. Prior to joining Folgers, she was Executive Vice President and Chief Financial Officer of Merisant Worldwide, Inc. Ms. Ferguson also served as the Chief Financial Officer of Sara Lee Foodservice, a division of Sara Lee Corporation, and in a number of leadership positions at Sara Lee Corporation, including Senior Vice President of Strategy and Corporate Development, as well as Treasurer. She currently serves as a director of Invacare Corporation, where she serves on the Audit and Nominating Committees, as a director of Mattel, Inc., where she serves on the Audit Committee, and as a director of Frontier Communications, where she serves on the Audit, Compensation and Nominating and Governance Committees. The Board has determined that her service on the Audit Committees of these boards will not impair her ability to effectively serve on our Audit Committee. We believe that Ms. Ferguson’s executive, management and finance experience well qualifies her to serve on our Board.

PROPOSAL 1 - ELECTION OF DIRECTORS Dorlisa K. Flur Director, age 55 Ms. Flur was elected to our Board of Directors in January 2020. Ms. Flur has served as a consultant and senior advisor to Southeastern Grocers, Inc. since August 2018 and was previously its Chief Strategy and Transformation Officer from August 2016 to July 2018. Prior to that Ms. Flur served as Executive Vice President, Omnichanel for Belk, Inc. from February 2013 to January 2016, where she integrated stores and eCommerce and also led supply chain. She was previously Vice Chair, Strategy and Chief Administrative Officer at Family Dollar Stores, Inc. where she held a series of top operational roles including real estate, marketing and merchandising as the company scaled from 5000 to 7500 stores. Ms. Flur is a former partner of McKinsey & Company, Inc. where she co-led its Charlotte, North Carolina office. She currently serves as a director of Hibbett Sports, Inc., where she is a member of its Audit Committee, and United States Cold Storage, Inc., a wholly-owned subsidiary of John Swire & Sons, Ltd. We believe that Ms. Flur’s executive and management experience, including extensive work driving transformations within mass market retail, well qualifies her to serve on our Board. James M. Head Director, age 55 Mr. Head has been a Partner at BDT & Company, LLC since 2016. Prior to joining BDT, Mr. Head worked at Morgan Stanley for 22 years where he held various executive leadership roles, including Co-Head of the Mergers, Acquisitions and Restructuring Group, Americas from 2013 to 2016; Co-Head of the Financial Institutions M&A Group, Americas from 2008 to 2013; and Managing Director from 2003 to 2016. He began his career at Houlihan Lokey in Los Angeles. Mr. Head, through his role at BDT, has periodically provided strategic and financial advice to the Corporation since 2017. Mr. Head holds an M.B.A. degree from the Anderson School of Management at UCLA and a B.S. degree in Finance from Indiana University. We believe that Mr. Head’s financial, strategic, and transactional experience—including over 30 years as an investment banker involved in complex financial and strategic transactions—well qualifies him to serve on our Board. Linda Heasley Director, age 65 Ms. Heasley has served on our Board of Directors since May 2017 and was President and Chief Executive Officer of J.Jill, Inc. from April 2018 until December 2019. Before joining J.Jill, Inc., Ms. Heasley served as the Chief Executive Officer and a director of The Honey Baked Ham Company, LLC from February 2017 to March 2018. Ms. Heasley served as the Chief Executive Officer and President of Lane Bryant, Inc. from February 2013 until February 2017 and as the Chair, President and Chief Executive Officer at Limited Stores LLC from August 2007 until February 2013. Prior to this, Ms. Heasley held senior leadership roles at CVS Health Corporation, Timberland LLC, Bath and Body Works and L Brands, Inc. Ms. Heasley previously served as a director of J.Jill, Inc. We believe that Ms. Heasley’s executive and management experience well qualifies her to serve on our Board.

PROPOSAL 1 - ELECTION OF DIRECTORS      Robert R. McMaster Director, age 72 Mr. McMaster has served on our Board of Directors since November 2006 and as the Chair of our Board since February 2016. Mr. McMaster served as our Lead Independent Director from November 2012 until he was named Chair of the Board. Mr. McMaster is also Chair of the Audit Committee of The Columbus Foundation, a charitable trust and nonprofit corporation. Mr. McMaster previously served as a director of Carpenter Technology Corporation, American Eagle Outfitters, Inc. and Dominion Homes, Inc., and as an executive officer of ASP Westward, LLC, ASP, Westward, L.P., Westward Communications Holdings, LLC and Westward Communications, L.P. Mr. McMaster is a former partner of KPMG LLP and a former member of its management committee. He also served as the Senior Financial Advisor to the CEO of Worthington Industries, Inc. from October 2008 to May 2013. We believe that Mr. McMaster’s long and varied business career, including his extensive accounting experience, well qualifies him to serve on our Board. John A. Miller Director, age 67 Mr. Miller has served on our Board of Directors since November 2006. Mr. Miller is the President and Chief Executive Officer of North American Corporation, a multi-divisional company specializing in industrial paper products, packaging, printing and other commercial consumables. Mr. Miller has served as the President of North American Corporation since 1987. Mr. Miller is also a director of Wirtz Corporation, where he is a member of its Compensation Committee and Breakthru Beverage, where he is a member of its Audit and Compensation Committees. We believe that Mr. Miller’s long business career, including service as CEO of a large distribution company and his previous service on the board of our previous owner, well qualifies him to serve on our Board. Susan R. Mulder Director, age 50 Ms. Mulder has served on our Board of Directors since November 2014 and is the Chief Executive Officer of Nic & Zoe Co., a privately-held woman’s apparel company, a role she has held since April 2012. Under her leadership, the brand has grown its wholesale footprint and introduced an E-Commerce platform and NIC+ZOE branded retail locations. Ms. Mulder is also a director of Nic & Zoe Co. Prior to joining Nic & Zoe Co., Ms. Mulder was a Senior Partner with McKinsey & Company where she was a leader in the retail and consumer practice for over 10 years specializing in marketing and organization. She currently serves as a director of The Kraft Heinz Company where she sits on both the Nominating & Governance and Audit Committees. Ms. Mulder is also a member of the Board of Overseers of Boston Children’s Hospital. We believe that Ms. Mulder’s executive, retail and consumer experience well qualifies her to serve on our Board.

PROPOSAL 1 - ELECTION OF DIRECTORS Denise Paulonis Director, age 48 Ms. Paulonis has served on our Board of Directors since May 2018 and is the Executive Vice President and Chief Financial Officer of Sprouts Farmers Market, Inc. Prior to joining Sprouts in February 2020, Ms. Paulonis was Executive Vice President and Chief Financial Officer of The Michaels Companies, a position she held from August 2016 to January 2020. Ms. Paulonis joined Michaels in September 2014 and served as its Senior Vice President, Finance and Treasurer from November 2015 to August 2016 and as its Vice President, Corporate Finance, Investor Relations and Treasury from September 2014 to November 2015. Prior to joining Michaels, Ms. Paulonis held various senior level positions with PEPSICO from August 2009 to September 2014, including Vice President, Financial Planning and Analysis, Frito Lay from August 2013 to September 2014, Vice President, Finance and Strategy, PepsiCo U.S. Sales from January 2011 to July 2013, and Vice President, Global Corporate Strategy from August 2009 to December 2010. We believe that Ms. Paulonis’ executive, management and finance experience well qualifies her to serve on our Board. Edward W. Rabin Director, age 74 Mr. Rabin has served on our Board of Directors since November 2006. Mr. Rabin was President of Hyatt Hotels Corporation until his retirement in 2006, having served in various senior management roles since joining the Corporation in 1969. Mr. Rabin was a director of PrivateBancorp, Inc., a NASDAQ listed bank holding company, from December 2003 until the bank was acquired in June 2017. Mr. Rabin served as lead director of WMS Industries Inc., a formerly NYSE listed company in the gaming industry, from July 2008 until that company was sold in October 2013 and as a member of its audit and compensation committees from December 2005 to October 2013. He also served as a director of SMG Corporation from 1992 through June 2007. We believe that Mr. Rabin’s executive and management experience, including his experience as president of a large hotel company, well qualifies him to serve on our Board. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.

Board Nominee Qualifications and Experience The following table summarizes the key knowledge, skills and experience that qualifies each nominee for our Board of Directors. CEO/Senior Executive Experience Experience as CEO, COO, CFO, President or senior executive of company or partnership, or significant subsidiary, operating division or business unit. Public Board Governance Experience as director on board of publicly- traded company. Independence Satisfy the NYSE’s independence requirements. Financial Expertise Possess the knowledge and experience to be qualified as an “audit committee financial expert.” International Operations Executive-level experience working in organization with global operations. Marketing; Merchandising; Sales Experience in a senior management position responsible for managing a marketing, merchandising and/or sales function. Retail Operations Experience in a senior management position responsible for managing retail operations. Diversity Add perspective through diversity in gender, ethnic background or race. Legal or Consulting Background Brickman Baer Eisenberg     Ferguson Flur Head Heasley McMaster Miller Mulder Paulonis Rabin

CORPORATE GOVERNANCE,

THE BOARD AND ITS COMMITTEES

Board Purpose and Structure

The Board oversees, counsels, and directs management in the long-term interests of the Corporation and our stockholders. The Board’s responsibilities include:

•	providing strategic guidance to our management;

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

•	selecting, evaluating the performance of, and determining the compensation of the CEO and other executive officers;

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other executive officers; and

•	overseeing the processes for maintaining our integrity with regard to our financial statements and other public disclosures, and compliance with law and ethics.

Corporate Governance Philosophy

We are committed to conducting our business in a way that reflects best practices and high standards of legal and ethical conduct. To that end, our Board of Directors has approved and oversees a comprehensive system of corporate governance policies and programs. These documents meet or exceed the requirements established by the NYSE listing standards and by the SEC and are reviewed periodically and updated as necessary under the guidance of our Nominating, Governance and Corporate Responsibility Committee to reflect changes in regulatory requirements and evolving oversight practices.

Because our Board is committed to corporate governance best practices, we are committed to integrating responsible sustainability and corporate responsibility initiatives into our operations and strategic business objectives.

16	2020 Proxy Statement

Board Diversity

We value boardroom diversity as integral to effective corporate governance. We believe that board diversity – gender, race, age, insight, background, personality, and professional experience – is a necessity that improves the quality of strategic decision-making and long-term vision, and represents the kind of company we aspire to be.

In the past five years the Board has made meaningful efforts to diversify board membership even further, increasing the percentage of women on our Board from 22 percent to 50 percent. This enhanced diversity has strengthened board-level expertise in critical areas such as: consumer goods and global retailing; corporate financial management; strategic planning and transaction execution; and integrated marketing, digital experience, e-commerce and mobile.

Our Board’s leadership by example on diversity is being recognized. In FY20 Women Inc. magazine named several of our female directors to their celebrated list of “Most Influential Corporate Board Directors.” In May 2019 the National Association of Corporate Directors (NACD) named the Company’s Board as a nominee for a 2019 NACD NXT™ Recognition Award. These awards showcase breakthrough board practices that promote greater diversity and inclusion. And in November 2019 the Company became a two-time winner of a “Corporate Champions” award, bestowed by the Women’s Forum of New York, which promotes the advancement of women on corporate boards. In 2017, the Women’s Forum honored the company as a “40% Plus Corporate Champion” for “accelerating gender balance and driving meaningful and sustainable change.”

Under our Corporate Governance Guidelines, the Nominating, Governance and Corporate Responsibility Committee recommends to the Board criteria for selection of directors and reviews periodically with the Board the criteria adopted by the Board. Although the Guidelines do not contain a specific policy on diversity, the Board demonstrates — by its own diverse composition — its commitment to diversity and inclusion.

Our Board recognizes that they play a crucial role in setting the tone for the Company’s workplace culture. The Board has encouraged leaders to hire exceptional employees with the diversity that can anticipate the needs and concerns of our customers. By hiring people with diverse voices, listening to them, and responding accordingly, we believe that we are taking the necessary steps to maintain our long-term sustainability.

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Corporate Responsibility and ESG – Environmental, Social, Governance

Our Board recognizes that environmental, social, governance and sustainability (“ESG”) issues are of increasing importance to our investors, as well as our employees and customers, and are essential to our Company’s long-term performance and value creation. Our Board is committed to corporate governance best practices and, as such, is committed to integrating responsible ESG initiatives into our operations and strategic business objectives.

BOARD COMMITTEE OVERSIGHT:

As an indication of our Board’s ongoing commitment to ESG issues, last year the Board delegated to the Nominating, Governance and Corporate Responsibility Committee authority to oversee the Company’s corporate responsibility and ESG-related matters. In 2020, the Board adopted a revised charter for the newly-renamed “Compensation and Talent Committee” and delegated to it additional authority to oversee the Company’s philosophy, objectives and programs regarding diversity, inclusion and belonging, as well as talent. The charters for both Committees are available at http://investor.sallybeautyholdings.com.

CORE ESG VALUES REFLECTED IN OUR CODE OF CONDUCT AND ETHICS:

Our Company’s core values regarding ESG and corporate responsibility are reflected in our Code of Business Conduct and Ethics (the “Code”), which is the standard of conduct that applies to all of our employees, officers and directors. The Code reflects the Board’s beliefs about how we should conduct ourselves individually and as a company, and includes the following core values relating to corporate responsibility and ESG matters:

•	conducting our business as a good corporate citizen in compliance with all laws, rules and regulations applicable to us and the conduct of our business;

•	conducting operations with regard to the welfare of our employees and for the protection of the environment and the general public; and

•	providing equal opportunity to all employees and job applicants.

The Code is available on our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations. We intend to disclose on our website any substantive amendment to, or waiver from, a provision of the Code that applies to our principal executive officer, our principal financial officer, our principal accounting officer or persons performing similar functions. We have not incorporated by reference into this Proxy Statement the information included on or linked from our website, and you should not consider it to be part of this Proxy Statement.

18	2020 Proxy Statement

OUR ESG PROGRAM:

Our ESG strategy focuses primarily on the following areas where we believe we can have a material, meaningful impact: Employees; Diversity and Inclusion; Energy and Environment; Product Development and Sourcing; and Data Protection and Security.

Our Employees: The most immediate impact our Company can have in the world is how we treat, engage with and value our employees. At SBH, we deeply appreciate and care for our associates and believe they are a material and essential part of our global operations and strategy.

Priority of Safety, Health: SBH prioritizes the safety, health and wellbeing of our approximately 30,000 global associates who are the backbone of our global business. In the spring of 2020, due to the effects of the COVID-19 pandemic we implemented many changes to our operations.    These changes included requiring store associates to wear masks and gloves, requiring associates to practice social distancing in store (and instructing and guiding customers on how to do the same), increasing cleaning frequency, implementing temperature checks at buildings with large employee populations, strongly encouraging workers to stay at home when sick by relaxing scheduling/attendance rules and allowing remote work where possible. We also asked our customers to mirror this behavior by wearing masks in store and maintaining social distancing from each other. In connection with the government mandated shutdowns we were forced to close our stores. In lieu of permanent layoffs, we elected to furlough 70% of our field staff and 60% of staff at our headquarters. In response to increased government regulation regarding store operations, we quickly re-purposed many of our stores to be shipping locations or to be open for curbside service only, which allowed us to keep our employees and customers safe while continuing to operate aspects of our business. We were determined to provide stability and support to our associates during a period of intense and potentially prolonged uncertainty, while assuring them that we would do everything we could to aggressively manage the business throughout the pandemic and to end furloughs as soon as possible. And that is exactly what we did. In order to facilitate a stable transition into this period of uncertainty for our workforce, we elected to provide two weeks of “disaster pay” plus two weeks of vacation pay for all furloughed employees. We also continued to pay the Company’s portion of health benefits and insurance for our furloughed employees enrolled in our benefit plans for the full term of their furloughs.

Network Restart; Bringing Our Workforce Back: Our shared goal was to bring the store network back online as soon as we could ensure that our employees and customers would be safe, and as allowed by state and local regulations. This goal reflected the high priority we place on the safety and wellbeing of our workforce and of our customers. As our U.S. and Canadian store staff returned from furlough beginning in May, we expanded safety protocols: with improved social distancing signage and a request that our guests join us in wearing masks to help curb the spread of COVID-19.

During this unprecedented time of pandemic-related challenges in FY20, our associates have shown themselves to be resilient and creative, all with a great amount of grace and grit. Our teams proved that they are flexible and tenacious, with the agility to act rapidly and create cross-channel options for consumers.

While we hope to avoid further store shutdowns due to the effects of COVID-19, going forward we will continue to place the highest emphasis on keeping our employees and customers safe and healthy.

Diversity, Inclusion and Belonging: Diversity, Inclusion and Belonging (“DIB”) are at the heart of who we are as a Company — at the Board level, throughout our global workforce, and in our shared commitment to serving a diverse customer base and their communities.

Our Diversity, Inclusion & Belonging Mission Statement:

We find beauty in YOU!

Finding beauty in diversity is in our DNA because our differences are what make us beautiful. Our diversity, inclusivity, and self-expression are what fuel our innovation and growth.

At SBH, we come together to create a culture for ONE & ALL.

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At the Board Level: Our Board’s composition leads the Company’s commitment to Diversity, Inclusion and Belonging. Having diverse voices on our Board enhances the Board’s expertise, broadens its viewpoint and sets the tone to encourage leaders at all levels of the Company to listen to the concerns of our associates and customers alike.    Our Compensation Committee has taken the recent step of expressly adopting Talent into its charter, and will provide hands-on oversight of our Diversity, Inclusion and Belonging initiatives. Our Board believes that listening to and understanding diverse voices is crucial to the Company’s success and long-term sustainability.    Our Board’s inclusive composition and practices are being noticed and championed by others, as noted on page 17.

In Our Workforce: Our SBH team in the U.S. and Canada is over 91% female and over 50% racially/ethnically diverse. In 2019 and 2020 Forbes named our Company one of America’s Best Employers for Diversity. We recognize and celebrate the bedrock values of workforce diversity, inclusion, belonging and engagement within our teams. For us these are key drivers of the success of the business, as our associates should – and do – reflect the various qualities of our customers and what they desire and expect from SBH.

Equality and Social Justice: Earlier this spring, following the immense social outcry across our country due to racial injustice, we re-affirmed to our customers, associates and communities that SBH is committed to standing in solidarity with the Black community against all forms of racism and racial injustice. We are committed to listening and learning from our Black associates and customers as we work to better understand their pain and frustration. SBH is committed to playing a bigger role in the movement for social justice and equality – for our own team, our customers and the communities we serve.

Some of the major actions we have taken on Diversity, Inclusion & Belonging efforts focused on our associates are:

•  During the summer of 2020, we updated and relaunched “One & All”, our Diversity, Inclusion and Belonging initiative. To address the urgent issue of racial injustice, we specifically designed some of our next steps to give our Black associates and their concerns a greater voice on issues of diversity, inclusion, and belonging and forums in which to be heard.

•  In addition, the Company’s DIB Committee continues to help ensure that all associates feel their views, cultures and beliefs are recognized, respected and included, and to provide our associates with internal advocacy and real action.

•  We have implemented the first phases of DIB leadership training (partnering with an external expert: the NOVA Collective) focused on building an understanding of issues such as prejudice, discrimination, privilege, social identity and unconscious bias, which was followed by leaders leading open dialogues with their teams about these important issues.

•	This year we joined the Time to Vote Coalition, our commitment to providing associates time off to vote in the November election.

•	Our CEO signed the Pledge for CEO Action on Diversity & Inclusion, which states:

•	We will continue to make our workplaces trusting places to have complex, and sometimes difficult, conversations about diversity and inclusion

•	We will implement and expand unconscious bias education

•	We will share best – and unsuccessful – practices

20	2020 Proxy Statement

•

We will create and share strategic inclusion and diversity plans with our Board of Directors. We will work with our Board of Directors through the development and evaluation of concrete, strategic action plans to prioritize and drive accountability around diversity and inclusion.

•

In FY20, we improved our anticipated score to 95 out of 100 on the Human Rights Campaign’s annual Corporate Equality Index (CEI), which measures and rates workplaces based on LGBTQ equality with respect to policies and benefits.

In Our Customer Base: Our customers span the entire continuum of gender and ethnic diversity. We sell products to treat and style every kind of hair; we deliver a tailored assortment of beauty products that serve the local communities where our over 4,100 U.S. and Canadian stores are located. Serving the diverse demographics and needs of our customers drives a culture and workforce that embraces and reflects the communities we serve.

Some examples of customer-focused actions we have taken recently include:

•  We established our DIB Operations Leadership Team, ensuring Diversity, Inclusion and Belonging have a “seat-at-the-table” for our strategic and operational decision-making with respect to customers, product assortment and vendor partners.

•  We recently launched Flawless, a new hair care line by Gabrielle Union & celebrity stylist Larry Sims, which is our 27th partnership with Black-owned brands.

•  Our Beauty Systems Group segment recently launched its “MOVE Initiative,” which is focused on outreach to textured hair-focused salons and stylists in order to build, establish and expand how we serve this customer through our professional channel.

•  We recently concluded the second edition of Cultivate, an accelerator program that helps women beauty entrepreneurs grow their business and empowers female-owned beauty brands to bring their visions and business plan to life. A diverse group of women were announced as winners in 2020.

•

We also launched #SallyCrew, an opportunity to partner with a varied group of beauty influencers as Sally Beauty brand ambassadors. Again, an amazing, diverse group of women were announced as the winners in 2020.

•

We will continue to develop and evolve how we enhance Diversity, Inclusion & Belonging throughout SBH. We recognize the value these initiatives bring to our Company, our associates, our customers and the communities we serve.

Energy/Environment: We continue to make progress toward reducing our environmental impact by reducing energy usage and increasing energy efficiency. We have implemented a number of initiatives designed in part to reduce our impact on the environment.

•	In 2019, we rapidly consolidated our energy footprint, transitioning from two home office buildings into one, and closing four distribution centers.

•	In 2019, we proactively replaced 400 of our most inefficient heating/air condition units in SBS and BSG stores with units having a higher SEER energy efficiency rating.

•

Our new distribution center in Texas has energy saving features that should result in substantial energy reduction, such as high-flow air rotation units, motion sensor LED lights and R-19 value insulation in the roof.

•

We installed centralized energy management systems for lighting and heating in 64 stores and, on average, realized 34% reduction in energy per store. Based on the successful pilot, we will be implementing the energy conservation program in 200 stores, targeting those with the historically highest energy usage.

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•

Last year, we launched “SBH Going Green”, our company-wide effort to be a better corporate citizen by reducing waste and conserving energy, thereby enhancing the sustainability of our planet and the communities in which we operate. This initiative includes:

•	removing plastic bags from SBH, CosmoProf and Armstrong McCall stores (will eliminate ~104 million plastic bags from landfills per year);

•	removing Styrofoam cups and lids from SBH Corporate Headquarters (will eliminate ~280,000 pieces of Styrofoam from landfills per year); and

•	launching a cardboard recycling program at SBH Corporate Headquarters (~5-7 tons of cardboard per year).

Product Development and Sourcing: We continue to make progress toward our long-term sustainability goals by using best practices in product development and sourcing. All finished formulas in our owned-brand products are cruelty-free, i.e., not tested on animals. Approximately 95% of our owned-brand products are vegan, meeting the target previously set in FY19. Our Company strives to avoid product formulations that contain parabens and phthalates.

In FY20, we launched Inspired By Nature, a line of hair color and care under our Ion brand, that utilizes strict sustainability guidelines as it relates to packaging:

•	Hair Color is filled in 100% recycled aluminum tubes.

•	Hair Color caps are made from PCR.

•	The unit cartons for all hair color are produced with materials that are sourced from sustainably managed forests.

•	The Hair Care packaging is fully recyclable.

Data Protection and CyberSecurity:

Our Audit Committee has primary responsibility for overseeing risks related to data protection and cybersecurity, although the full Board also exercises oversight over these risks. Our Chief Information Security Officer reports directly to the Chair of the Audit Committee. We believe this helps maintain the independence of the Chief Information Security Officer.

On a quarterly basis, the Chief Information Security Officer delivers a detailed report to the Audit Committee and/or the full Board on data protection and cybersecurity matters. The topics covered by these reports include risk identification and management strategies, consumer data protection, the Company’s ongoing risk mitigation activities, learnings from data security incidents of peers, results of third-party assessments and testing, updates on annual associate training and other specific training initiatives, and cybersecurity strategy and governance structure.

Director Independence

Our Board of Directors is currently comprised of eleven non-management directors and Mr. Brickman, who is our President and Chief Executive Officer. Under the Corporate Governance Guidelines, our directors are deemed independent if the Board has made an affirmative determination that such director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and such director also satisfies the other independence requirements of the NYSE. Our Board of Directors has affirmatively determined that all of our current directors other than Mr. Brickman satisfy the independence requirements of our Corporate Governance Guidelines, as well as the NYSE, relating to directors. As part of its annual evaluation of director independence, the Board examined (among other things) whether any transactions or relationships exist currently (or existed during the past three years), between each independent director and us, our subsidiaries, affiliates, or independent auditors and the nature of those relationships under the relevant NYSE and SEC standards. The Board also examined whether there are (or have been within the past year) any transactions or relationships between each independent director and members of the senior management of the Corporation or its affiliates.

22	2020 Proxy Statement

All of our directors who serve as members of the Audit Committee, Compensation and Talent Committee and Nominating, Governance and Corporate Responsibility Committee are independent as required by the NYSE corporate governance rules. In addition, all of our Audit Committee members also satisfy the separate SEC independence requirements applicable to audit committee members and all of our Compensation and Talent Committee members satisfy the additional NYSE independence requirements applicable to compensation committee members.

Nomination of Directors

The Board of Directors is responsible for nominating directors for election by our stockholders and filling any vacancies on the Board of Directors that may occur. The Nominating, Governance and Corporate Responsibility Committee is responsible for identifying individuals it believes are qualified to become members of the Board of Directors. The Nominating, Governance and Corporate Responsibility Committee considers recommendations for director nominees from a wide variety of sources, including other members of the Board of Directors, management, stockholders and, if deemed appropriate, from professional search firms. The Nominating, Governance and Corporate Responsibility Committee will take into account the applicable requirements for directors under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the listing standards of the NYSE. In addition, the Nominating, Governance and Corporate Responsibility Committee will take into consideration such other factors and criteria as it deems appropriate in evaluating a candidate, including such candidate’s judgment, skill, integrity, and business and other experience and the perceived needs of the Board of Directors at that time. With regard to diversity, the Board of Directors and the Nominating, Governance and Corporate Responsibility Committee believe that sound governance of the Corporation requires a wide range of viewpoints. As a result, although the Board of Directors does not have a formal policy regarding board diversity, the Board of Directors and Nominating, Governance and Corporate Responsibility Committee believe that the Board of Directors should be comprised of a well-balanced group of individuals with diverse backgrounds, educations, experiences and skills that contribute to board diversity, and the Nominating, Governance and Corporate Responsibility Committee considers such factors when reviewing potential director nominees.

Stockholder Recommendations or Nominations for Director Candidates

Our Corporate Governance Guidelines provide that our Nominating, Governance and Corporate Responsibility Committee will accept for consideration submissions from stockholders of recommendations for the nomination of directors. Acceptance of a recommendation for consideration does not imply that the Nominating, Governance and Corporate Responsibility Committee will nominate the recommended candidate. Director nominations by a stockholder or group of stockholders for consideration by our stockholders at our annual meeting of stockholders, or at a special meeting of our stockholders that includes on its agenda the election of one or more directors, may only be made pursuant to Section 1.06 or Section 1.07, as applicable, of our By-Laws or as otherwise provided by law. Nominations pursuant to our By-Laws are made by delivering to our Corporate Secretary, within the time frame described in our By-Laws, all of the materials and information that our By-Laws require for director nominations by stockholders. All notices of intent to make a nomination for election as a director shall be accompanied by the written consent of each nominee to serve as a director.

Stockholders wishing to recommend or nominate a director must provide a written notice to our Corporate Secretary that includes, among other information required to be provided by our By-Laws, (a) the name, age, business address and residence address of the nominee(s), (b) the principal occupation or employment of the nominee(s), (c) such person’s written consent to serve as a director if elected, (d) the class or series and number of shares of Common Stock which are owned beneficially or of record by the nominee(s), (e) a description of all arrangements or understandings between the stockholder and the nominee(s) pursuant to which nominations are to be made by the stockholder, and (f) such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation or whether such nominee would be independent under applicable Securities and Exchange Commission rules and regulations and New York Stock Exchange rules and the Corporation’s publicly disclosed Corporate Governance Guidelines. No person shall be eligible to serve as a

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director of the Corporation unless nominated in accordance with the procedures set forth in Section 1.06 or Section 1.07, as applicable, of our By-Laws; any nominee proposed by a stockholder not nominated in accordance with Section 1.06 or Section 1.07, as applicable, shall not be considered or acted upon for execution at such meeting. Stockholders’ notice for any proposals requested to be included in the Corporation’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act (including director nominations), must be made in accordance with that rule.

Director Qualifications

In order to be recommended by the Nominating, Governance and Corporate Responsibility Committee, our Corporate Governance Guidelines require that each candidate for director must, at a minimum, have integrity, be committed to act in the best interest of all of our stockholders, and be able and willing to devote the required amount of time to our affairs, including attendance at Board of Director meetings. In addition, the candidate cannot jeopardize the independence of a majority of the Board of Directors. The candidate should preferably also have the following qualifications: business experience, demonstrated leadership skills, experience on other corporate boards and skill sets that add to the value of our business.

Annual Election of Directors

In 2014, the Board of Directors began the process of declassifying the Board to provide for the annual election of all directors for one-year terms. Our stockholders approved the declassification of the Board at our 2014 annual meeting of stockholders. At the annual meeting each year, all directors of the Board will be elected for one-year terms.

At the 2021 annual meeting, our stockholders will elect twelve individuals to serve on our Board.

Mandatory Retirement Directors

Pursuant to our Corporate Governance Guidelines, it is the policy of the Board that no non-management director should serve for more than 15 years in that capacity, although the Board may request that a director who would otherwise be due to retire continue his or her service if (a) the policy would result in multiple retirements in any 12-month period or (b) the Board deems such service to be in the best interest of our stockholders.

Directors Who Change Their Present Job Responsibilities

Pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in job responsibilities or assignment will be required to submit a resignation to the Board. The remaining directors, upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, will then determine the appropriateness of continued Board membership.

Board Self Evaluations

The Nominating, Governance and Corporate Responsibility Committee oversees a self-evaluation of the Board each year to determine whether the Board is functioning effectively. In addition, each committee of the Board conducts a self-evaluation each year and reports its findings to the Board.

Board Meetings and Attendance

Pursuant to our Corporate Governance Guidelines, our directors are expected to:

•	regularly attend meetings of the Board and the committees of which they are members (as well as each annual meeting of stockholders);

•	spend the time needed to properly discharge their responsibilities;

24	2020 Proxy Statement

•	with respect to our non-management directors, meet at regularly scheduled executive sessions in which management does not participate, which sessions are chaired by the Chair of the Board;

•	with respect to our independent directors, meet at least once a year in an executive session without management, which session is chaired by the Chair of the Board.

In FY20, all directors attended 100% of the Board meetings and 100% of the Committee meetings on which they served. Our Board of Directors met 9 times, our Audit Committee met 5 times, our Compensation and Talent Committee met 5 times, our Executive Committee met 5 times, our Marketing Committee met 5 times, and our Nominating, Governance and Corporate Responsibility Committee met 7 times. Our independent directors met in executive session 5 times. During FY20, each of our directors attended 100% percent of the total number of meetings of the Board (during his or her service on the Board) and each committee on which he or she served (during his or her service on such committee). In 2020, all members of the Board who were up for election or re-election attended the Corporation’s annual meeting of stockholders.

Board Leadership Structure

In accordance with our By-Laws, the Board elects our Chief Executive Officer and our Chair, and each of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the role of the Chair and Chief Executive Officer should be separate and, if it is to be separate, whether the Chair should be selected from the non-management directors or be a management director. However, our Corporate Governance Guidelines require that, if the Chair of the Board is not an independent director, the independent directors shall appoint from among themselves a Lead Independent Director. The Chair of the Board is responsible for chairing Board meetings and meetings of stockholders, establishing the agendas for Board meetings along with the Lead Independent Director, if any, and providing information to the Board members in advance of meetings and between meetings. The Lead Independent Director, if any, is responsible for, among other things, coordinating the activities of the independent directors, coordinating with the Chair to set the agenda for Board meetings, chairing executive sessions of the independent (and non-management) directors, reviewing and approving meeting schedules and information sent to the Board and liaising with the Chair and the Chief Executive Officer and the other independent directors.

Mr. Brickman serves as our Chief Executive Officer and Mr. McMaster serves as our Chair of the Board. Our Board has determined that this leadership structure is appropriate at this time. In particular, our Board believes that this structure streamlines decision making and enhances accountability. Furthermore, our Board believes that the presence of an independent Chair of the Board and a majority of independent directors provides effective oversight of management.

Communications with the Board

Stockholders and other interested parties may contact any member (or all members) of our Board (including the non-management directors as a group, the Chair of the Board, any Board committee or any chair of any such committee) by addressing written correspondence to the attention of our Corporate Secretary at 3001 Colorado Boulevard, Denton, Texas 76210. Our Corporate Secretary’s office will open all communications received for the sole purpose of determining whether the contents represent a message to our directors. Any contents that legitimately relate to our business and operations and that are not in the nature of advertising, promotions of a product or service, patently offensive material, charitable requests, repetitive materials, or designed to promote a political or similar agenda will be forwarded promptly to the addressee.

Board’s Role in the Risk Management Process

The Board’s role in the risk management process is to understand and oversee the Corporation’s strategic plans, the associated risks and the steps that senior management is taking to manage and mitigate those risks. To ensure proper oversight of the risk management process, the Audit Committee outlines our risk principles and management framework and sets high level strategy and risk tolerances. Our risk profile is managed by our Director of Internal

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Audit, reporting to the Chair of the Audit Committee. The Director of Internal Audit meets at least quarterly in executive session with the Audit Committee, and conducts an annual Enterprise Risk Assessment for the Corporation. This assessment is then presented to the Audit Committee (for development of action items and responsible parties for oversight), the full Board (for information) and the Nominating, Governance and Corporate Responsibility Committee (to ensure appropriate Board oversight of the identified risks). This approach is designed to enable the Board and management to establish a mutual understanding of the Corporation’s risk management practices and capabilities, to review the Corporation’s risk exposure and to elevate certain key risks for discussion at the Board level. The Board also meets regularly in executive session without management to discuss a variety of topics, including risk management. Through this system of checks and balances, the Board is able to monitor our risk profile and risk management activities on an ongoing basis. Certain officers who report to the Chief Financial Officer also monitor various financial risks which add to the Corporation’s overall risk management strategy.

Committees of the Board of Directors

Pursuant to our By-Laws, our Board of Directors has established the following committees:

•	Executive Committee;

•	Audit Committee;

•	Compensation and Talent Committee;

•	Nominating, Governance and Corporate Responsibility Committee; and

The function of each committee is described below. Each committee, pursuant to its charter adopted by the Board of Directors, consists of at least three members and is led by a Chair. In FY20 the Board established the Vice Chair role for each of the Audit, Compensation & Talent, and Nominating, Governance and Corporate Responsibility committees, thereby strengthening the Board’s leadership, accountability and succession planning.

Executive Committee. The Executive Committee consists of Messrs. Miller (chair), Brickman, Eisenberg, McMaster and Ms. Mulder. The purpose of the Executive Committee is to assist our Board of Directors with its responsibilities and, except as may be limited by law, our Certificate of Incorporation or our By-Laws, to exercise the powers and authority of our Board of Directors when it is not in session. The Executive Committee is governed by the Executive Committee charter. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Audit Committee. The Audit Committee currently consists of Mr. McMaster (chair), Ms. Paulonis (vice chair), Mr. Baer, Mr. Eisenberg, Ms. Ferguson and Mr. Miller. The Board has determined that each member of the Audit Committee is financially literate, that each member of the Audit Committee meets the independence requirements of the NYSE and Rule 10A-3 of the Exchange Act and that each of Mr. Baer, Mr. Eisenberg, Mr. McMaster, Mr. Miller, and Ms. Paulonis qualifies as an “audit committee financial expert” under SEC rules.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities for:

•	the quality and integrity of our financial statements, including oversight responsibility for management’s design and implementation, and the effectiveness of, internal controls;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditors;

•	our compliance with legal and regulatory requirements;

•	our information technology function;

•	preparation of the report of the Audit Committee required for our annual proxy statements; and

•	our financing strategy, financial policies and financial condition

The Audit Committee is governed by the Audit Committee charter. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

26	2020 Proxy Statement

Compensation and Talent Committee. The Compensation and Talent Committee consists of Mr. Rabin (chair), Ms. Ferguson (vice chair), Ms. Heasley, Ms. Mooney, Ms. Mulder and Ms. Paulonis. The Board has determined that each such member meets the independence requirements of the NYSE, as well as the “Non-Employee Director” requirements under Rule 16b-3 of the Exchange Act and the “outside director” requirements under Section 162(m) of the Internal Revenue Code. The purpose of the Compensation and Talent Committee is to, among other things:

•	discharges the Board’s responsibilities relating to oversight of the Corporation’s compensation and talent programs and policies;

•	establish our general compensation philosophy and objectives, in consultation with management, oversee and assess the development and implementation of compensation programs, policies and practices;

•	review and approve corporate goals and objectives relevant to Chief Executive Officer compensation and evaluate the Chief Executive Officer’s performance in light of those goals and objectives;

•	determine and approve the Chief Executive Officer’s compensation level (and forms thereof) based on this evaluation;

•	review and approve the compensation (and forms thereof) of the other executive officers and our non-employee, independent directors;

•	review and approve all compensation for all other executive officers;

•	consider the results of the most recent advisory vote on executive compensation in evaluating or making recommendations regarding executive compensation;

•	prepare the reports and analysis on executive compensation, which are required to be included in our annual proxy statements;

•	establish the Corporation’s talent philosophy and objectives and, in consultation with management, oversee the development and implementation of talent programs, policies and practices; and

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establish the Corporation’s diversity and inclusion philosophy and objectives, and, in consultation with management, oversee the development and implementation of diversity and inclusion programs, policies and practices.

The Compensation and Talent Committee’s processes for fulfilling its responsibilities and duties with respect to executive compensation and the role of our executive officers and management in the compensation process are each described under “Compensation Discussion and Analysis — Compensation Decision-Making Process” of this Proxy Statement.

The Compensation and Talent Committee is governed by the Compensation and Talent Committee charter, which was amended on July 23, 2020 to reflect the Committee’s new name and its additional oversight over talent, diversity and inclusion policies and initiatives. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations. Pursuant to its charter, the Compensation and Talent Committee may create one or more subcommittees and may delegate, in its discretion, all or a portion of its duties and responsibilities to such subcommittees.

Pursuant to its charter, the Compensation and Talent Committee may retain such compensation consultants, outside counsel and other advisors as it may deem appropriate in its sole discretion and it has the sole authority to approve related fees and other retention terms. As described in greater detail in “Compensation Discussion and Analysis — Compensation Decision-Making Process” of this Proxy Statement, the Compensation and Talent Committee engages an independent executive compensation consultant, Frederic W. Cook & Co., Inc., or FW Cook, to assist it in its review of our management compensation levels and programs to ensure that our executive compensation program is commensurate with those of public companies similar in size and scope to us. During its engagement, FW Cook has participated in meetings of the Compensation and Talent Committee and advised it with respect to compensation trends and practices, plan design and the reasonableness of individual awards. FW Cook has not performed any services for our management.

Nominating, Governance and Corporate Responsibility Committee. The Nominating, Governance and Corporate Responsibility Committee consists of Mr. Eisenberg (chair), Mr. Baer (vice chair), Ms. Heasley, Ms. Mulder

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and Ms. Flur. The Board has determined that each such member meets the independence requirements of the NYSE. The purpose of the Nominating, Governance and Corporate Responsibility Committee is to, among other things:

•	identify individuals qualified and suitable to become members of our Board of Directors and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders;

•	consider any director candidates recommended by our stockholders pursuant to the procedures described in this Proxy Statement and in our By-Laws;

•	recommend to our Board of Directors individual directors to serve on our various Board committees;

•	develop and recommend to our Board of Directors a set of corporate governance principles applicable to us; and

•	oversee the evaluation of the Board of Directors and management; and

•	assist the Board in overseeing the Company’s corporate responsibility and sustainability initiatives.

The Nominating, Governance and Corporate Responsibility Committee is governed by the Nominating, Governance and Corporate Responsibility Committee charter, which was revised on January 31, 2019 to reflect the Committee’s additional oversight over the Corporation’s corporate responsibility and sustainability initiatives. The Committee periodically reviews the Company’s strategies, activities, policies and communications regarding sustainability and other environmental, social and governance-related matters and makes recommendations to the Board. A copy of this charter is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Compensation Committee Interlocks and Insider Participation

The Compensation and Talent Committee consists of Mr. Rabin (chair), Ms. Ferguson (vice chair), Ms. Heasley, Ms. Mooney,Ms. Mulder and Ms. Paulonis. No member of our current Compensation and Talent Committee is or has been one of our officers or employees or has had any relationship requiring disclosure under SEC rules. In addition, during FY20, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on the Compensation and Talent Committee;

•	a director of another corporation, one of whose executive officers served on the Compensation and Talent Committee; or

•

a member of the compensation committee (or other board committee performing similar functions or, in the absence of such committee, the entire board of directors) of another corporation, one of whose executive officers served as one of our directors.

Compensation Risk Assessment

The Compensation and Talent Committee has reviewed with management the design and operation of our incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, for the purpose of assuring that these arrangements do not provide our executives or employees with incentive to engage in business activities or other behavior that would impose unnecessary or excessive risk to the value of the Corporation or the investments of our stockholders. The Compensation and Talent Committee considered compensation programs that apply to employees at all levels. In addition, the Compensation and Talent Committee considered the presence of significant risk mitigation factors inherent in our compensation program, such as those described under “Compensation Discussion and Analysis — Management of Compensation-Related Risk.”

Based on the foregoing, the Compensation and Talent Committee concluded in its April 2020 meeting that the Corporation’s compensation plans, programs and policies do not create incentives that encourage employees to take risks that are reasonably likely to have a material adverse effect on the Corporation. We believe that our incentive

28	2020 Proxy Statement

compensation plans, policies and practices provide appropriate incentives for behaviors that are within the Corporation’s ability to effectively identify and manage significant risks, are compatible with effective internal controls and our risk management practices and are supported by the oversight and administration of the Compensation and Talent Committee with regard to executive compensation programs.

Related Party Transactions

Our Board of Directors recognizes that interested transactions with related parties present a heightened risk of conflicts of interest, or the perception thereof, and therefore it adopted a Statement of Policy with respect to Related Party Transactions. Under this policy, an “interested transaction”, is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including the incurrence or issuance of any indebtedness or the guarantee of indebtedness) in which (1) the aggregate amount involved will or may be reasonably expected to exceed $20,000 in any calendar year, (2) the Corporation or any of its subsidiaries is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity). Any charitable contribution, grant or endowment by the Corporation to a charitable organization, foundation or university at which a related party’s only relationship is as an employee, an officer or a director also constitutes an interested transaction. A “related party” is defined as any person who is or was (since the beginning of the last fiscal year for which the Corporation has filed an Annual Report on Form 10-K and proxy statement, even if such person does not presently serve in that role) (1) an officer (including at the Vice President level or above), director or nominee for election as a director of the Corporation or any of its subsidiaries, (2) a greater than five percent beneficial owner of any class of the Corporation’s Common Stock or other equity securities, or (3) an immediate family member of any of the foregoing individuals.

Subject to several exceptions (as described below), all interested transactions must be approved or ratified by the Audit Committee of the Board of Directors, taking into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, as well as the extent of the related party’s interest in the transaction. An interested transaction may be approved or ratified if it is determined in good faith that, under all of the circumstances, the transaction is fair to the Corporation. The Audit Committee may impose such conditions as it deems appropriate on the Corporation or the related party in connection with the approval of the transaction.

No director participates in any discussion or approval of an interested transaction for which he or she is a related party, except to the extent the director provides material information concerning the transaction to the Audit Committee. If an interested transaction remains ongoing, the Audit Committee must review and assess, on at least an annual basis, ongoing relationships with the related party to ensure that the interested transaction remains appropriate. In addition, if an interested transaction involving a member of the Board may constitute an actual or potential director conflict of interest, the General Counsel shall notify the Chair of the Nominating, Governance and Corporate Responsibility Committee of such interested transaction.

Under the policy, the following categories of interested transactions have been deemed by the Audit Committee to be pre-approved, even if in excess of $20,000, unless otherwise specifically determined by the committee: (1) any employment by the Corporation of an officer of the Corporation or any of its subsidiaries if the related compensation is approved (or recommended to the Board of Directors for approval) by the Corporation’s Compensation and Talent Committee, (2) any compensation paid to a director if the compensation is consistent with the Corporation’s director compensation policies and is required to be reported in the Corporation’s proxy statement under Item 402, (3) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $120,000, or two percent of that company’s total annual revenues, and (4) any transaction where the related party’s interest arises solely from the ownership of the Corporation’s Common Stock and all holders of the Corporation’s Common Stock received the same benefit on a pro rata basis (e.g., dividends). All interested transactions with related parties that are required to be disclosed under the SEC’s

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rules are disclosed in our Proxy Statement. A copy of our Statement of Policy with respect to Related Party Transactions is available on the corporate governance section of our website at http://investor.sallybeautyholdings.com and is available in print to any person, without charge, upon written request to our Vice President of Investor Relations.

Directors’ Compensation and Benefits

FY20 Director Compensation Table (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(5)	Total ($)

Timothy R. Baer (2)	53,333	93,712	147,045

Marshall E. Eisenberg	112,167	139,993	252,160

Diana S. Ferguson	84,667	139,993	224,660

Dorlisa K. Flur (2)	54,333	93,712	148,045

David W. Gibbs (3)	49,750	139,993	189,743

Linda Heasley	95,667	139,993	235,660

Joseph C. Magnacca (4)	25,500	139,993	165,493

Robert R. McMaster	337,750	189,993	527,743

John A. Miller	85,667	139,993	225,660

P. Kelly Mooney	100,667	139,993	240,660

Susan R. Mulder	93,667	139,993	233,660

Denise Paulonis	84,667	139,993	224,660

Edward W. Rabin	103,000	139,993	242,993

(1)

During FY20, we did not grant any stock options to, award any non-equity incentive plan compensation to, or maintain any pension or deferred compensation arrangements for members of our Board of Directors, and our directors did not receive any compensation that would constitute “All Other Compensation.”

(2)	Mr. Baer and Ms. Flur were elected to the Board on January 30, 2020.

(3)	Mr. Gibbs did not stand for re-election at the 2020 Annual Meeting.

(4)	Mr. Magnacca resigned as a director December 2, 2019.

(5)

Reflects the grant date fair value of restricted stock unit (RSU) awards, determined in accordance with Financial Accounting Standards Board ASC Topic 718 Stock Compensation (“ASC 718”). The grant date fair value of the RSUs is based on the fair market value of the underlying shares on the date of grant. On November 5, 2019, each director other than Mr. Baer, Ms. Flur and Mr. McMaster received 8,408 RSUs, which stock award had a grant date fair value equal to $139,993. On the date of their appointment, Mr. Baer and Ms. Flur received 6,133 RSUs, which had a grant date fair value equal to $93,712. Mr. McMaster received 11,411 RSUs, which had a grant date fair value equal to $189,993. As of September 30, 2020, the directors beneficially owned RSUs which were vested but not yet delivered in shares in the following amounts: (a) Mr. Baer, 0; (b) Mr. Eisenberg, 71,943; (c) Ms. Ferguson, 0; (d) Ms. Flur, 0: (e) Mr. Gibbs, 0; (f) Ms. Heasley, 6,238; (g) Mr. Magnacca 0; (h) Mr. McMaster, 64,865; (i) Mr. Miller, 48,479; (j) Ms. Mooney, 0; (k) Ms. Mulder, 22,585; (l) Ms. Paulonis, 0; and (m) Mr. Rabin, 58,494.

Narrative Discussion of Director Compensation Table

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the Director Compensation Table. The Sally Beauty Holdings, Inc. Amended and Restated Independent Director Compensation Policy (the “Director Compensation Policy”) governs the compensation paid to our independent directors and it was last revised in October 2018. Following FW Cook’s bi-annual review of our director compensation program in September 2020, no changes were made to the Director Compensation Policy.

Cash Compensation

In FY20, pursuant to the Director Compensation Policy, each of our independent directors received an annual cash retainer of $70,000, payable in advance in four quarterly installments. For in-person Board or committee meetings during FY20, each independent director in attendance received $2,000 per meeting. For telephonic Board or

30	2020 Proxy Statement

committee meetings for which minutes were kept, each independent director in attendance received $1,000 per meeting.

Additional annual cash retainers were paid to each independent director who served as the Chair of the Board (Mr. McMaster) or chair of the Audit Committee (Mr. McMaster), Compensation and Talent Committee (Mr. Rabin), Marketing Committee (Ms. Mooney) or the Nominating, Governance and Corporate Responsibility Committee (Mr. Eisenberg). The following table sets forth the cash retainers for services rendered in FY20:

Board Role	Cash Retainer Amount

Non-Executive Chair	$150,000

Audit Committee	$25,000

Compensation and Talent Committee	$20,000

Marketing Committee	$12,000

Nominating, Governance & Corporate Responsibility Committee	$18,000

In November 2019 the Compensation and Talent Committee awarded Mr. McMaster an additional $100,000 Non-Executive cash retainer for his increased responsibilities to the Company during FY19. The award was paid out in FY20.

Equity-Based Compensation

Pursuant to our Director Compensation Policy, each independent director, with the exception of Mr. McMaster, was granted an annual equity-based retainer award with a value at the time of grant of $140,000. Mr. McMaster was granted an annual equity-based retainer award with a value at the time of grant of $190,000. For FY20, these awards were granted in accordance with the 2019 Omnibus Incentive Plan in the form of RSUs that vested on November 15, 2020, subject to the director’s continued service on the Board on such date. On November 5, 2020, each independent director, with the exception of Mr. McMaster received an award of 8,408 RSUs. Mr. McMaster received an award of 11,411 RSUs. As provided in the Director Compensation Policy, each independent director may elect to defer delivery of the shares of Common Stock that would otherwise be due on the vesting date until a later date specified by the independent director. If an independent director does not make such election, he or she will receive shares of Common Stock in settlement of the RSU on the vesting date. Vesting accelerates on a pro-rata basis in the event of the director’s death or disability.

Stock Ownership and Retention Guidelines

Pursuant to our stock ownership guidelines, each independent director must own shares of Common Stock in an amount equal to five times the base annual cash retainer (excluding additional annual cash retainers for the Chair of the Board and committee chairs, and all meeting fees). Independent directors are required to achieve the applicable level of ownership within five years of becoming subject to the requirements. Until such time as the required equity ownership is reached, the independent director must retain 100% of the shares of Common Stock received upon settlement of his or her RSUs. Shares underlying vested RSUs (including deferred shares) count towards the stock ownership total. Unexercised options (whether vested or unvested) and unvested RSUs do not count as stock owned under the guidelines. As of September 30, 2020, all of our independent directors, subject to the five-year grace period, were in compliance with our stock ownership and retention guidelines.

Travel Expense Reimbursement

Each of our independent directors is entitled to reimbursement for reasonable travel expenses properly incurred in connection with his or her functions and duties as a director. With respect to air travel, reimbursements are limited to the cost of first-class commercial airline tickets for the trip.

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Director Indemnification Agreements

Our Board of Directors approved and authorized us to enter into an indemnification agreement with each member of the Board. The indemnification agreement is intended to provide directors with the maximum protection available under applicable law in connection with their services to us.

Each indemnification agreement provides, among other things, that subject to the procedures set forth therein, we will, to the fullest extent permitted by applicable law, indemnify an indemnitee if, by reason of such indemnitee’s corporate status as a director, such indemnitee incurs any losses, liabilities, judgments, fines, penalties or amounts paid in settlement in connection with any threatened, pending or completed proceeding, whether of a civil, criminal, administrative or investigative nature. In addition, each indemnification agreement provides for the advancement of expenses incurred by an indemnitee, subject to certain exceptions, in connection with any proceeding covered by the indemnification agreement. Each indemnification agreement also requires that we cover an indemnitee under liability insurance available to any of our directors, officers or employees. Our indemnification obligations under these agreements are primary for all claims against our directors.

No Material Proceedings

As of November 30, 2020 there are no material proceedings to which any of our directors, executive officers or affiliates, or any owner of record or beneficially of more than five percent of our Common Stock (or their associates) is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

32	2020 Proxy Statement

BENEFICIAL OWNERSHIP OF COMPANY’S STOCK

The following tables set forth certain information regarding the beneficial ownership, as of November 23, 2020, of: (i) our Common Stock by each current director (including director nominees) or executive officer and of all the current directors (including director nominees) and executive officers as a group; and (ii) our Common Stock by each person believed by us (based upon their Schedule 13D or 13G filings with the SEC) to beneficially own more than 5% of the total number of outstanding shares. The number of shares beneficially owned by each person or group as of November 23, 2020, includes shares of Common Stock that such person or group had the right to acquire on or within 60 days after November 23, 2020, including upon the exercise of options. The total number of outstanding shares on which the percentages of share ownership in the tables are based is 112,853,714. All such information is estimated and subject to change. Each outstanding share of Common Stock entitles its holder to one vote on all matters submitted to a vote of our stockholders. Except as specified below, the business address of the persons listed is our headquarters, 3001 Colorado Boulevard, Denton, Texas 76210.

Ownership of our Common Stock is shown in terms of “beneficial ownership.” Amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which he has a right to acquire beneficial ownership within 60 days. More than one person may be considered to beneficially own the same shares. In the table below, unless otherwise noted, a person has sole voting and dispositive power for those shares shown as beneficially owned by such person.

Securities Owned by Directors and Executive Officers

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock (1)		Percent of Class (2)

Christian A. Brickman	1,821,951	(3)	1.61%

Marlo Cormier	22,624	(4)	*

Mary Beth Edwards	8,698	(5)	*

John H. Goss	75,905	(6)	*

John M. Henrich	68,931	(7)	*

Pamela K. Kohn	49,161	(8)	*

Scott C. Sherman	119,787	(9)	*

Mark G. Spinks	298,002	(10)	*

Timothy R. Baer	7,633	(11)	*

Marshall E. Eisenberg	162,422	(12)	*

Diana S. Ferguson	13,820	(13)	*

Dorlisa K. Flur	6,633	(14)	*

James M. Head	0	(15)	*

Linda Heasley	26,386	(16)	*

Robert R. McMaster	144,055	(17)	*

John A. Miller	313,983	(18)	*

P. Kelly Mooney	16,842	(19)	*

Susan R. Mulder	30,993	(20)	*

Denise Paulonis	19,026	(21)	*

Edward W. Rabin	241,672	(22)	*

All directors and executive officers as a group (20 persons)	3,448,524	(23)	3.1%

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(1)	Except as otherwise noted, the directors and named executive officers, and all directors and executive officers as a group, have sole voting power and sole investment power over the shares listed.

(2)	An asterisk indicates that the percentage of Common Stock projected to be beneficially owned by the named individual does not exceed one percent of our Common Stock.

(3)	Includes 374,027 shares of Common Stock, 77,109 shares of restricted Common Stock and 1,370,815 shares subject to stock options exercisable currently or within 60 days.

(4)	Includes 22,624 shares of restricted Common Stock.

(5)	Includes 1,124 shares of Common Stock, 100 shares held by trust, 2,973 vested restricted stock units and 4,501 shares subject to stock options exercisable currently or within 60 days.

(6)	Includes 12,554 shares of Common Stock, 4,819 shares of restricted Common Stock and 58,532 shares subject to stock options exercisable currently or within 60 days.

(7)	Includes 5,751 shares of Common Stock, 7,159 shares of restricted Common Stock and 56,021 shares subject to stock options exercisable currently or within 60 days.

(8)	Includes 9,099 shares of Common Stock 24,056, shares of restricted Common Stock and 16,006 shares subject to stock options exercisable currently or within 60 days.

(9)	Includes 10,269 shares of Common Stock, 8,675 shares of restricted Common Stock and 100,843 shares subject to stock options exercisable currently or within 60 days.

(10)

Includes 14,234 shares of Common Stock, 2,283 shares held as a participant in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, 11,567 shares of restricted Common Stock and 269,918 shares subject to stock options exercisable currently or within 60 days.

(11)	Includes 1,575 shares of Common Stock and 6,058 vested restricted stock units.

(12)	Includes 72,071 shares of Common Stock, 10,000 shares of Common Stock held by such person as trustee of a trust for the benefit of himself and 80,351 vested restricted stock units.

(13)	Includes 5,412 shares of Common Stock and 8,408 vested restricted stock units.

(14)	Includes 6,633 shares of Common Stock.

(15)	Includes 0 shares of Common Stock.

(16)	Includes 20,148 shares of Common Stock and 6,238 vested restricted stock units.

(17)	Includes 79,190 shares of Common Stock and 64,865 vested restricted stock units.

(18)

Includes 67,998 shares of Common Stock, 197,506 shares held by the Rellim Investment Company LLC, a single member LLC owned by a trust for the benefit of himself and disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein and 48,479 vested restricted stock units.

(19)	Includes 16,842 shares of Common Stock.

(20)	Includes 30,993 shares of restricted Common Stock.

(21)	Includes 19,026 shares of Common Stock.

(22)

Includes 31,826 shares of Common Stock, 125,750 shares of Common Stock held by such person as trustee of a trust for the benefit of himself, 23,500 shares of Common Stock held by wife and 60,596 vested restricted stock units.

(23)

Includes 747,779 shares of Common Stock, 158,982 shares of restricted Common Stock, 2,283 shares held as participants in the Sally Beauty Holdings, Inc. 401(k) and Profit Sharing Plan, 1,876,636 shares subject to stock options exercisable currently or within 60 days and 305,988 vested restricted stock units. Such persons have shared voting and investment power with respect to 356,856 shares.

34	2020 Proxy Statement

Persons Owning More than Five-Percent of the Company’s Common Stock

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class

ArrowMark Colorado Holdings LLC 100 Fillmore Street, Denver, CO 80206	20,678,566	(1)	18.32%

FMR LLC 245 Summer Street, Boston, MA 02210	15,656,499	(2)	13.87%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	13,916,888	(3)	12.33%

Eaton Vance Management 2 International Place, Boston, MA 02110	12,650,848	(4)	11.21%

The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	11,460,716	(5)	10.16%

(1)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 5) dated October 31, 2020, which reflects sole voting power with respect to 20,678,566 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 20,678,566 shares and shared dispositive power with respect to 0 shares beneficially owned directly by ArrowMark Colorado Holdings LLC, a Delaware limited liability company.

(2)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 6) dated December 31, 2019, which reflects sole voting power with respect to 2,174,861 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 15,656,499 shares and shared dispositive power with respect to 0 shares beneficially owned by FMR LLC; FMR LLC filed as a parent holding company in accordance with Section 240.13d-1(b)(1)(ii)(G).

(3)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 4) dated December 31, 2019, which reflects sole voting power with respect to 13,605,403 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 13,916,888 shares and shared dispositive power with respect to 0 shares beneficially owned by BlackRock, Inc., a Delaware corporation; BlackRock, Inc. filed as a parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G).

(4)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 9) dated December 31, 2019, which reflects sole voting power with respect to 12,650,848 shares and shared voting power with respect to 0 shares, sole dispositive power with respect to 12,650,848 shares and shared dispositive power with respect to 0 shares beneficially owned by Eaton Vance Management, a Massachusetts business trust.

(5)

Based solely on information provided on that certain Schedule 13G/A (Amendment No. 7) dated May 29, 2020, which reflects sole voting power with respect to 0 shares and shared voting power with respect to 130,804 shares, sole dispositive power with respect to 11,237,322 shares and shared dispositive power with respect to 223,394 shares beneficially owned by The Vanguard Group, Inc., a Pennsylvania corporation.

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PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to SEC rules, the Corporation is providing in this Proxy Statement a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its named executive officers. This proposal is commonly referred to as a “Say on Pay” proposal. As required by these rules, the Board invites you to review carefully the Compensation Discussion and Analysis beginning on page 40 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 40, and cast a vote “FOR” the Corporation’s executive compensation programs through the following resolution:

“Resolved, that the stockholders approve the compensation of the Corporation’s named executive officers, including the Corporation’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this Proxy Statement.”

As discussed in the Compensation Discussion and Analysis beginning on page 40, the Board of Directors believes that the Corporation’s long-term success depends in large measure on the talents of our employees. The Corporation’s compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality workforce. The Board believes that its current compensation program uses a balanced mix of base salary, and annual and long-term incentives to attract and retain highly qualified executives; the compensation program also maintains a strong relationship between executive compensation and performance, thereby aligning the interests of the Corporation’s executive officers with those of its stockholders.

This vote is advisory and will not be binding on the Corporation. While the vote does not bind the Board to any particular action, the Board values the input of the stockholders, and will take into account the outcome of this vote in considering future compensation arrangements. The Corporation strongly encourages all stockholders to vote on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2.

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EXECUTIVE OFFICERS

The executive officers of Sally Beauty Holdings, Inc., their ages (as of December 16, 2020), and their positions for at least the last five years are as follows:

Christian A. Brickman

President and Chief Executive Officer

Christian A. Brickman, 55, has been our President and Chief Executive Officer since February 2015 and a member of our Board since September 2012. Prior to being appointed to his current role, Mr. Brickman served as President and Chief Operating Officer of the Corporation from June 2014 to February 2015. Prior to joining the Corporation, Mr. Brickman served as President of Kimberly-Clark International from May 2012 to February 2014, where he led the Corporation’s international consumer business in all operations. From August 2010 to May 2012, Mr. Brickman served as President of Kimberly-Clark Professional. From 2008 to 2010, Mr. Brickman served as Chief Strategy Officer and played a key role in the development and implementation of Kimberly-Clark’s strategic plans and processes to enhance enterprise growth initiatives. Prior to joining Kimberly-Clark, Mr. Brickman was a Principal in McKinsey & Company’s Dallas, Texas, office and a leader in the firm’s consumer packaged goods and operations practices. Before joining McKinsey, Mr. Brickman was President and CEO of Whitlock Packaging, the largest non-carbonated beverage co-packing company in the United States, from 1998 to 2001. From 1994 to 1998, he was with Guinness/United Distillers, initially as Vice President of Strategic Planning for the Americas region and then as General Manager for Guinness Brewing Worldwide’s Latin America region. Mr. Brickman was awarded an advanced bachelor’s degree in Economics in 1986 from Occidental College in Los Angeles where he graduated with honors, Phi Beta Kappa and cum laude.

Marlo Cormier

Senior Vice President, Chief Financial Officer and Chief Accounting Officer

Marlo Cormier, 49, has been our Senior Vice President, Chief Financial Officer and Chief Accounting Officer since November 2020. Prior to her being appointed to her current role Ms. Cormier was Senior Vice President – Finance and Chief Accounting Officer since April 2020. Prior to joining the Company, Ms. Cormier was the Senior Vice President, Corporate Finance and Chief Accounting Officer at Fossil Group, Inc. from 2013 to 2020. At Fossil Group, Ms. Cormier’s responsibilities included general accounting and SEC reporting, financial planning and analysis, taxes and treasury. Prior to her role at Fossil Group, Ms. Cormier was at Callaway Golf from 2001 to 2013 where she served in various executive roles including Vice President and Chief Accounting Officer. Prior to that Ms. Cormier was a Manager in Deloitte’s Accounting and Audit Services group. Ms. Cormier holds an active CPA license and a Bachelor’s of Science from Oregon State University with a double major in Financial Management and Accounting and a minor in Computer Science.

Mary Beth Edwards

Senior Vice President, Chief Information Officer and Chief Transformation Officer

Mary Beth Edwards, 57, has been our Senior Vice President, Chief Information Officer and Chief Transformation Officer since November 2020. Prior to being appointed to her current role Ms. Edwards was Group Vice President, Chief Transformation Officer and, prior to that, she served as Group Vice President of Global Sourcing since April 2019. Prior to her appointment at the Company, Ms. Edwards was Vice President Global Operations at Arrow Electronics from 2015 to 2019 and Vice President, Operations ECS, Arrow Electronics from 2009 to 2015. Ms. Edwards is a combat veteran and held the rank of MAJ Promotable in the U.S. Army. She holds a B.A. in Criminal Justice from Temple University.

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John H. Goss

President – Sally Beauty Supply

John Goss, 53, has been President of Sally Beauty Supply since November 2020. Prior to that he was our Group Vice President and Head of Stores and Operations for Sally Beauty Supply. His responsibilities included leading over 2,900 retail stores and supporting the operations team, and most recently he led the deployment of Ship-From-Store (SFS) and Buy Online/Pickup in Store (BOPIS) across the Sally Beauty store network. Prior to joining the Company in 2016, Mr. Goss served consecutively as Vice President of Operations and then Vice President of Transformation Management Office for Signet Jewelers. Mr. Goss has held various leadership roles at Zales Jeweler, T-Mobile, Gap Inc., and L Brands throughout his career. Mr. Goss holds a Bachelor’s degree in Business Management from The University of Phoenix.

John M. Henrich

Senior Vice President, General Counsel and Secretary

John Henrich, 46, has been our Senior Vice President, General Counsel and Secretary since June 2019. Mr. Henrich has held various senior level positions with the Corporation since January 2012, including Interim General Counsel and Secretary since January 2018; Vice President, Deputy General Counsel, Head of Regulatory from October 2016 to January 2018; Vice President, Associate General Counsel from October 2015 to October 2016; and Senior Counsel from January 2012 to October 2015. Prior to joining the Corporation, Mr. Henrich was Senior Counsel at Accor Hospitality. Mr. Henrich received his J.D. from Fordham University School of Law and his B.A. in History from Columbia University in the City of New York.

Pamela K. Kohn

Senior Vice President, Chief Merchandising Officer

Pamela K. Kohn, 56, has been our Senior Vice President, Chief Merchandising Officer since October 2019. Prior to joining the Company, Ms. Kohn was the Executive Vice President, Chief Merchandising and Marketing Officer for the Family Dollar Division of Dollar Tree, Inc. from September 2017 to June 2019, and served in the same capacity for The Fresh Market from January 2016 to December 2016. Ms. Kohn was Executive Vice President and President of Walmart U.S. Realty from 2013 to 2015 and, prior to that, Ms. Kohn served as a senior executive in a number of areas for Walmart, including Merchandising, Merchandise Services, Global Sourcing, Supply Chain and Store Operations. Ms. Kohn holds a B.A. degree in Sociology from Northwestern University.

38	2020 Proxy Statement

Scott C. Sherman

Senior Vice President and Chief Human Resources Officer

Scott Sherman, 42, has been our Senior Vice President and Chief Human Resources Officer since October 2017. Mr. Sherman has held various senior level positions with the Corporation since October 2012, including Group Vice President, Human Resources from November 2016 to September 2017, Vice President and Deputy General Counsel from October 2013 to November 2016 and Associate General Counsel, Employment and Litigation from October 2012 to October 2013. Prior to joining the Corporation, Mr. Sherman was a Shareholder/Attorney at Littler Mendelson, P.C. where he represented clients in all aspects of labor and employment law. Mr. Sherman received his J.D. from the University of Pittsburgh School of Law and his B.A. in Political Science from Pennsylvania State University.

Mark G. Spinks

President, Beauty Systems Group

Mark G. Spinks, 59, has been the President of Beauty Systems Group LLC since July 2015. Mr. Spinks previously held a number of positions of increasing responsibility with us. Mr. Spinks was most recently the Chief Operating Officer of Beauty Systems Group LLC, a position he served in since September 2014. Prior to that, Mr. Spinks was the Vice President of Operations/GM for the Corporation’s Armstrong McCall franchise business, a position he held for five and a half years, and prior to that was the Director of Business Development for the Corporation for almost four years. Mr. Spinks received a B.A. in Economics and Criminal Justice from Indiana University.

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EXECUTIVE COMPENSATION

40	Compensation Discussion and Analysis

41	Executive Summary

45	Compensation Philosophy and Objectives

46	FY20 Executive Compensation Program

47	Tying Compensation to Performance

48	Base Salary

49	Annual Incentive

52	Long-Term Incentives

54	Other Compensation

54	Change-in-Control Severance Protection

55	Additional Compensation Policies

57	Compensation Decision-Making Process

57	Role of Compensation and Talent Committee

57	Role of Independent Compensation Consultant

57	Role of Management

58	Market Data/Benchmarking

58	Total Compensation Review

59	Consideration of Stockholder Vote on Executive Compensation

59	Management of Compensation-Related Risk

60	Compensation and Talent Committee Report

61	Compensation Tables

61	Summary Compensation Table

62	Grants of Plan-Based Awards for FY20

63	Outstanding Equity Awards at 2020 Fiscal Year-End

64	Option Exercises and Stock Vested in FY20

65	Nonqualified Deferred Compensation

66	Potential Payments Upon Termination or Change in Control

Compensation Discussion and Analysis

The Compensation Discussion and Analysis (CD&A) explains how the Company’s executive compensation program is designed and operates with respect to the following named executive officers (NEOs) for the fiscal year 2020 (FY20):

NEOs

Christian A. Brickman President and Chief Executive Officer

Aaron E. Alt Former Senior Vice President, Chief Financial Officer and President, Sally Beauty Supply (1)

Pamela K. Kohn Senior Vice President, Chief Merchandising Officer

Mark G. Spinks President, Beauty Systems Group

Scott C. Sherman Senior Vice President and Chief Human Resources Officer

(1)	Mr. Alt resigned from his position as Senior Vice President, Chief Financial Officer and President, Sally Beauty Supply effective November 16, 2020.

For a complete understanding of our executive compensation program, this CD&A should be read in conjunction with the “Executive Compensation—Compensation Tables” of this Proxy Statement.

40	2020 Proxy Statement

EXECUTIVE SUMMARY

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of approximately $3.5 billion annually. Through the Sally Beauty Supply (Sally) and Beauty Systems Group (BSG) businesses, the Company has operations throughout the United States, Puerto Rico, Canada, Mexico, Chile, Peru, the United Kingdom, Ireland, Belgium, France, the Netherlands, Spain and Germany. Sally stores offer products for hair color, hair care, skin care, and nails through proprietary brands such as Ion®, Generic Value Products®, Beyond the Zone® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, Conair® and Hot Shot Tools®. BSG stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico® and CHI®, intended for use in salons and for resale by salons to retail consumers.

Over the last several years, the retail and beauty sector has changed significantly. There has been increased competition in the beauty space, retailers have increased investments in stores and technology, customers have had a desire for a more convenient omni-channel shopping experience, and there have been rising labor costs and a tighter job market. We have responded with these strategic initiatives to reignite growth:

Original FY20 Company Strategies	Overall Strategy	Be the undisputed expert in hair color and hair care knowledge, innovation and distribution for the consumer and the professional
Play to Win with our Customers

Reinforce and exploit our differentiated core – hair color and hair care (and nails at Sally):

✓   Reintroduce our brand, build our key owned brands and build brands with influencers

✓   Expand distribution rights of important color and care brands, pursue new and exclusive brands, attract new customers

✓   Service the Pro needs, regardless of channel; invite the Barber

✓   Leverage global, operate local

✓   Launch our Private Label Rewards Credit Card

Improve our Retail Fundamentals

Targeted investment in people, processes, technology and our stores:

✓   Hire, develop and retain the best talent

✓   Leverage data via CRM and loyalty programs to enhance our understanding of our customers

✓   Finalize & stabilize: complete point-of-sale system; order management system roll-out and JDA implementation

✓   Expand the roll-out of our new store concepts

✓   Modernize our supply chain

Advance our Digital Commerce Capabilities

Enhance digital customer experience and grow digital commerce capabilities:

✓   Lead with mobile

✓   Develop dynamic fulfillment options including ship from store, buy online; same-day delivery; pick up in store and split shipment

	Drive Costs out of the Business	Through continuous improvement efforts, achieve additional selling, general and administrative expense savings to offset inflation and wage pressure

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Impact of COVID-19

COVID-19’s impact on the Company was first realized in Q2 of FY20. Toward the end of Q2 (mid-March, 2020), the Company was forced to begin closing stores as a necessary response to the pandemic and to evolving guidelines and restrictions implemented by local and state authorities. On March 23, 2020, the Company closed customer-facing store operations at all stores — retail and wholesale — in the US and Canada, with no firm date on when they would re-open. The Company moved quickly to repurpose many stores to a contactless curbside service model, or to a ship-from-store model. In response to an acceleration of on-line demand, the Company rapidly expanded ship-from-store and same-day delivery into the US fleet of stores on a rolling basis. In addition, the Company pivoted quickly to dramatically reduce its cost structure, manage cash and bolster liquidity by taking a number of critical steps, including furloughing most employees (70% of field staff and 60% of headquarters’ staff), abating near-term rents, closing several distribution centers, reducing marketing, back-office and other near-term costs, and adjusting its capital investment schedule while working aggressively with vendors to lower inventory and improve payment terms.

The Company also temporarily reduced executive and board compensation. The Company implemented these reductions in order to conserve cash and preserve liquidity during the period that the store network was closed to the public, which significantly impacted the business. The scope of these reductions allowed the Company to balance its immediate cash/liquidity needs with having key leaders and contributors continue managing the business through closure-related issues, to operate in limited capacities available and to make safety/operational preparations for how to re-open safely in an environment with continued disruption and changed customer expectations. These reductions were also implemented to help ensure that those still working were making a shared sacrifice along with the thousands of employees who were furloughed during the shutdown.

In early Q3 (mid-April) the Company began the measured process of re-opening stores to the public as permitted by local regulation, the Company’s recall from furlough of sufficient store staff, and the Company’s implementation of new COVID-19 related safety protocols. In early June, the Company both recalled furloughed employees back to work and reached critical mass (>80%) in its store re-opening process. By the first week of Q4, the Company had substantially completed its retail and wholesale store re-opening process in the US, Canada, the EU and UK.

Additional FY20 Company Strategies	In Spring 2020, the Company also instituted the following priorities to respond to the impact of COVID-19:
Focus on Safety

Aspire to be a market leader in our industry with respect to safety and health, both in the assortment and expertise we offer to our customers and what we provide to our associates and customers in the field

	Conserve Cash	This means only spending on what we absolutely must, including product purchases, marketing spend, vendor services, capital projects, etc.
Drive Digital Growth

Strive to sustain and build off the explosive E-Commerce growth we experienced across SBH during the COVID-19 crisis. To do this, we must execute quickly on key omnichannel efforts – ship from store; same-day delivery; buy online, pick up in store – that heavily involve our stores

Ramp up and Recover our Network and Sales

We are excited to have so many of our stores and Distributor Sales Consultants (DSCs) back up and running already, and need to focus on bringing the full network back online and open to the public and ensuring we recapture – then exceed – our prior sales levels

Dramatically Reduce Promotions and Own Content and Education

We will be a key source of expertise and education for both the Retail Customer to whom DIY has become more essential and the Professional who needs to operate in a changed environment, and we will narrow our promotional approach and fully implement “Fewer, Deeper, Bigger”

	Focus on Categories with Strong Growth Potential	Invest to grow hair color, nails, hair care, and PPE/cleaning categories and reduce investment and pace of change in other categories

42	2020 Proxy Statement

FY20 Company Financial Performance

(1)   Please see Appendix 1 for a reconciliation of non-GAAP numbers.

(2)   Please see “Annual Incentive” section of this CD&A for Adjusted Operating Income definition and “Long-Term Incentives” section of this CD&A for 3-Year Average ROIC definition.

FY20 Changes

NEO Changes

✓  On October 3, 2019, Pamela K. Kohn joined the Company as Senior Vice President, Chief Merchandising Officer. In connection with her commencement of employment with us, Ms. Kohn received certain sign-on benefits, including a cash sign-on bonus of $250,000 and an equity grant of restricted stock awards (RSAs) with a grant date value of $300,000. The Compensation and Talent Committee (Committee) desired to offer Ms. Kohn a competitive compensation package designed to encourage her to accept employment with us, which included one-time awards intended to address equity compensation granted by her then-current employer that she would forfeit in connection with her termination of employment.

Compensation Program Changes

✓  No program changes for FY20

FY20 NEO Pay

✓  Increased base salaries for NEOs between 0% to 3% (other than Mr. Alt and Mr. Sherman), consistent with market data from our peer group. Increased Mr. Alt’s base salary from $700,000 to $735,000 and Mr. Sherman’s base salary from $368,000 to $404,800 to better align them with market based on our peer group.

✓  With the impact of COVID-19 during the spring, particularly during the period when most of our store network was closed to customers, the Company implemented salary reductions across executive and management positions. This included a 50% pay reduction for our CEO and 40% pay reductions for our other Senior Vice Presidents/NEOs during the relevant time period – from late March 2020 to early June 2020.

✓  While we continued to make progress on our strategic initiatives, with the impact of COVID-19, our overall financial performance was below expectations and resulted in missing the thresholds required for payout under our annual incentive awards as originally planned prior to the impact of COVID-19, as well as forfeiture of the FY18-20 performance stock units (PSUs).

✓   Based on (i) its assessment of the Company’s performance prior to the impact of COVID-19, (ii) management’s handling of the ongoing crisis, (iii) the Company’s re-emergence from shutting down its network during March – June 2020 and (iv) the Company’s performance against its strategic priorities, the Committee determined to exercise its discretion under the Annual Incentive Plan (AIP) to provide annual bonuses to all eligible AIP associates in an amount equal to 60% of their target AIP awards. More details regarding these payments and the factors the Committee considered can be found below in the “Annual Incentive” section under the subheading “Award Payout.”

✓   Granted long-term incentive (equity) awards in the form of 34% stock options (Options), 33% performance stock units (PSUs), and 33% restricted stock awards (RSAs).

✓  PSU performance metrics comprised of 60% adjusted operating income growth and 40% return on invested capital (ROIC) based on performance over a 3-year period.

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FY21 Changes

Compensation Program Changes

✓  No salary increases for NEOs for FY21.

✓  The Committee approved AIP performance metrics of 80% operating cash flow (with a minimum inventory level qualifier for payout) and 20% strategic initiatives. The Committee also reserved the ability to add a sales metric to the back half of the year if it deems doing so is appropriate in light of the state of COVID-19 and its resulting impact and related uncertainty.

✓  The Committee also approved new PSU performance metrics of 50% relative total shareholder return (TSR) measured over a three-year performance period and 50% adjusted operating income growth measured over three, one-year performance periods for FY21. The FY21 PSU grant was delayed until January 2021 to allow management additional time to establish the new PSU design and metrics.

✓  The Committee also approved an amendment to the 2019 Omnibus Plan so that starting with FY21 grants, PSU awards will no longer have a “single trigger” change-in-control acceleration for awards that are assumed in the transaction.

Corporate Governance
	WHAT WE DO	WHAT WE DO NOT DO

✓  Closely align pay with performance

✓  Retain an independent compensation consultant

✓  Conduct an annual review of our peer group composition

✓  Conduct an annual review of our executive officer performance and compensation

✓  Conduct an annual review of our incentive compensation design

✓  Limit incentive compensation with a maximum payout/cap

✓  Maintain a comprehensive recoupment/clawback policy

✓  Require a minimum vesting period for equity

✓  Maintain equity ownership guidelines and retention requirements

✗  No employment agreements for executive officers

✗  No discounting or repricing of stock options without stockholder approval

✗  No pledging or hedging transactions with respect to Company stock

✗  No “single trigger” change-in-control severance benefits

✗  No “single trigger” change-in-control equity acceleration for assumed awards (other than PSUs granted prior to FY21, which vest at target)

✗ No 280G excise tax “gross-ups”

✗ No excessive executive benefits or perquisites

✗  No tax “gross-ups” for executive benefits or perquisites (other than reimbursement of certain new-hire benefits)

✗ No compensation programs that are reasonably likely to have a material adverse effect on the Company

44	2020 Proxy Statement

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our Compensation and Talent Committee (Committee) developed the following objectives to guide the design of our executive officer compensation program and practices, including those for our NEOs. The Committee considers these objectives when making decisions regarding the forms, mix and amounts of compensation paid to our executive officers:

•	Attract, motivate and retain highly qualified individuals

To assure that our compensation arrangements remain competitive with the compensation paid by other employers who compete with us for talent, the Committee considers peer group information as one input in its decision-making process. In FY20, we targeted our compensation program to provide total direct compensation opportunities for our NEOs at approximately the 25th percentile to median of our peer group. The Committee uses its judgment to vary executive officer pay within the targeted range and from the targeted range based on various factors, such as an executive officer’s performance, responsibilities, experience and expected future contributions.

•	Align the interests of our executive officers more closely with those of our stockholders

The compensation program for our executive officers is weighted toward performance-based compensation, with base salary generally being the only component of an executive officer’s direct compensation that is fixed each year. Other components, including the annual and long-term incentives, are earned or derive value from the achievement of financial and strategic business objectives and/or increases in stock price. The Committee believes this performance-driven compensation will promote our long-term financial success and lead to increased stockholder returns.

•	Manage risk by balancing the time horizon of incentive compensation

Our compensation program is balanced between annual and long-term performance objectives, but always with a view to achieving long-term value for our stockholders. This structure, together with our compensation recoupment policy and equity ownership guidelines, encourages and rewards sustained superior performance.

We believe our compensation program provides a balanced and stable foundation for achieving our intended objectives. Our compensation philosophy emphasizes team effort, which we believe fosters rapid adjustment and adaptation to fast-changing market conditions and helps to not only achieve our annual and long-term goals, but also aligns the interests of our management team with those of the Company and our stockholders.

Internal Equity

Internal equity is one factor of many that the Committee considers in establishing compensation for our executive officers. While there is no formal policy, the Committee reviews compensation levels to ensure that appropriate parity exists within the senior management team. The differences in compensation levels among our NEOs reflect the significant variations in their relative responsibilities. The responsibilities of the Chief Executive Officer for management and oversight of a global enterprise are significantly higher than those of our other NEOs. As a result, the pay level and percent of pay at risk based on financial, strategic and stock price performance is commensurately higher for our Chief Executive Officer than for other officer positions.

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FY20 EXECUTIVE COMPENSATION PROGRAM

The following are the primary components of the FY20 compensation program for our executive officers, including our NEOs:

Component	Form of Compensation	Purpose	Performance Criteria
Base Salary	Cash	Providing a competitive level of fixed compensation that attracts and retains skilled management, recognizing their respective roles, responsibilities, and experience.	Reviewed annually for increases.

Annual Incentive (Non-Equity) Annual Incentive Plan (AIP)	Cash Award	Communicating and driving achievement of financial and strategic annual objectives that are important to our sustained success and stock value.	Earned based on growth in same store sales, adjusted operating income and strategic initiatives, with potential adjustment based on individual performance. The AIP financial performance objectives for FY20 are set forth in the “Annual Incentive—Performance Objectives” section of this CD&A.

Long-Term Incentives (Equity) 2019 Omnibus Incentive Plan	Stock Options (Options)	Creating a strong financial incentive for meeting or exceeding long-term financial goals, rewarding past performance, recognizing promotions, encouraging an equity stake in the Company, and aligning interests with those of our stockholders.	Realized value for Options requires increases in Common Stock price.
	Performance Stock Units (PSUs)		PSUs are eligible to vest based on achievement of goals related to adjusted operating income growth and return on invested capital (ROIC) over a three-year period. In addition, realized value of PSUs at vesting is tied to Company stock price.
	Restricted Stock Awards (RSAs)	Encouraging retention through multi-year vesting requirements.	RSAs vest ratably over a three-year period with continued employment providing a retention incentive. Realized value of RSAs at vesting is tied to Company stock price.

The Company also provides the following components of compensation:

Component		Form of Compensation	Purpose
Other Compensation	Health and Welfare Benefits	Eligibility to receive available health and other welfare benefits paid for, in whole or in part, by the Company, including broad-based medical, dental, life and disability insurance.	Providing a competitive, broad-based employee benefits structure and promoting the good health of our executive officers.
	Retirement Plan	Eligibility to participate in, and receive Company contributions to, our 401(k) plan (available to all employees).	Providing competitive retirement-planning benefits to attract and retain skilled management.
	Executive Physical	Reimbursement for an annual physical exam.	Promoting the good health of our executive officers.

	New Hire Benefits	Limited new hire benefits (including Company-paid COBRA and relocation expenses).	Attracting new talent by providing a smooth transition to our Company.

Change-in-Control Severance Protection		Eligibility to receive cash severance (1.99 times base salary and a 5-year average AIP award payout) and post-termination health and welfare benefits (24 months) in connection with involuntary termination within two years after a change of control.	Providing a competitive compensation package for attraction and retention purposes before and after a change in control, as well as ensuring continuity of management in the event of any actual or threatened change in control of our Company.

46	2020 Proxy Statement

Tying Compensation to Performance

Our executive compensation program closely links realized compensation to the achievement of financial objectives and increases in the Company’s stock price, with 61% of Mr. Brickman’s and 53% of our other NEOs’ FY20 target compensation being performance-based and contingent upon the achievement of financial or strategic performance objectives or changes in our stock price.

We use four key performance metrics to measure results and determine annual incentive and PSU payouts:

(1)	Weightings vary based on business unit; SBH consolidated weightings shown

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Generate sustainable growth. The Committee believes these performance components — incorporated into the Company’s annual budget and long-term planning — represent the metrics that can be used by our stockholders to assess the Company’s value. Using these metrics consistently, together with overlapping performance periods for our PSUs, enables the Committee to evaluate the NEOs’ performance in generating sustainable growth.

Balance annual and long-term objectives. The Committee also believes that the overlap of the adjusted operating income performance metric between the AIP and PSUs focuses our NEOs on this measure. It highlights the importance of leading the Company to achieve both annual and long-term financial and strategic goals. It also reduces the risk that actions would be taken to sacrifice long-term growth to meet annual targets or vice versa.

Flexibility to support long-term growth. The standards for determining performance against objectives established for these metrics are derived from the Company’s financial statements, which follow generally accepted accounting principles. The terms of our AIP and PSUs provide the Committee the ability to adjust results to exclude certain items, either positive or negative, that it considers extraordinary when determining performance against pre-established financial goals. The Committee believes that retaining the ability to make adjustments encourages management’s willingness to take actions that may limit annual Company performance, yet support long-term growth.

Base Salary

The Committee determines the base salary of each NEO on an annual basis (unless market conditions or changes in responsibilities warrant a mid-year change) and targets base salaries at or near the 25th percentile to median of our peer group. The Committee uses its judgment to vary executive officer pay based on various factors, such as an executive officer’s experience, performance and responsibilities. In evaluating the NEOs’ performance, the Committee relies primarily on our Chief Executive Officer’s performance review of each executive officer (other than himself). The subjective factors considered by our Chief Executive Officer primarily consist of whether the executive officer met their developmental and operational goals and the financial performance within their area of responsibility.

In September 2019, the Committee reviewed market data provided by FW Cook on our peer companies and general industry to determine whether any significant changes to the base salaries for our executive officers were needed for FY20 to align our executive team with the market. The Committee increased the base salary levels of the NEOs, with adjustments to reflect executive performance and to move executive salaries closer to the targeted competitive position as follows:

Name	Start of FY20 Base Salary	% Increase (1)	End of FY20 Base Salary

Christian A. Brickman	$1,020,000	3.0%	$1,050,600

Aaron E. Alt	$700,000	5.0%	$735,000

Pamela K. Kohn	$600,000	—	$600,000

Mark G. Spinks	$459,000	—	$459,000

Scott C. Sherman	$368,000	10.0%	$404,800

(1)	Base salary increases were effective October 27, 2019.

Base salaries for the NEOs were increased between 0% to 3% (other than Mr. Alt and Mr. Sherman), consistent with market data from our peer group. Mr. Alt’s base salary was increased from $700,000 to $735,000 and Mr. Sherman’s base salary from $368,000 to $404,800 to better align them with market based on our peer group. The Committee believes that the base salaries paid to our NEOs during FY20 were appropriate to retain and motivate such officers and were competitive with those offered by our peer companies.

In response to COVID-19, on March 29, 2020, Mr. Brickman’s base salary was reduced by 50% and the other NEOs’ base salaries were reduced by 40%. On May 31, 2020, Mr. Brickman’s base salary was partially restored by 25% and the other NEOs’ base salaries were partially restored by 20%. On June 7, 2020, all NEOs’ base salaries were restored to the FY20 base salaries reflected in the table above. NEO salaries were restored at the same time the bulk of our associates were brought back from furlough and our network substantially reopened.

48	2020 Proxy Statement

The Company implemented these reductions to enable us to conserve cash and preserve liquidity during the period we closed our store network to the public and our business was significantly impacted. It allowed us to have key leaders and contributors continue managing the business through closure-related issues, to operate in limited capacities available and to make safety/operational preparations for how to reopen safely in an environment with continued disruption and changed customer expectations. These reductions were also implemented to help ensure those still working were making a shared sacrifice with the thousands of associates who were furloughed during the shutdown.

For the actual base salaries paid to our NEOs during FY20, please see the “Summary Compensation Table” of this Proxy Statement.

Annual Incentive

Our Annual Incentive Plan (AIP) provides each NEO the opportunity to receive an annual incentive or cash award payout based on their base salary for the fiscal year, target award percentage and achievement of performance objectives:

FY20 Base Salary	X	Target Award Percentage	X	Performance Objectives Payout %	=	Award Payout

Target Award

Target Award

Our Chief Executive Officer made recommendations to the Committee for each NEO’s target award percentage (other than himself), based on job responsibilities and peer group data provided by FW Cook. The Committee determined the Chief Executive Officer’s target award percentage, based on his job responsibilities and the peer group data provided by FW Cook. The Committee approved the following FY20 target award percentages:

Name	FY19 Target Award Percentage (1)	FY20 Target Award Percentage (1)

Christian A. Brickman	100%	100%

Aaron E. Alt	80%	80%

Pamela K. Kohn	—	70%

Mark G. Spinks	70%	70%

Scott C. Sherman	60%	60%

(1)	Reflected as a percentage of base salary established for the fiscal year.

The Committee determined to not reflect COVID-19 base salary reductions in the target award calculation. The Committee felt this was appropriate because the COVID-19 salary reductions were significant (with our CEO taking a 50% reduction) over the course of over 2 months during which time eligible executives at all levels contributed significantly to what the Board and Committee agree was well-handled and strategic crisis management. The Committee also desired to treat all AIP eligible associates the same for purposes of bonus payouts, including those who were furloughed, rather than taking an action that could be viewed by some as a “double penalty.” Given the Committee’s views on the Company’s relative performance and steps that the executive team took to both address the current crisis and prepare for the future, the Committee felt strongly that this will effectively reward the team for valuable, impactful work and motivate executives as they continue to lead the Company through a turbulent economy and build toward the Company’s future success.

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The target award opportunity for each NEO under the AIP in FY20 is as follows:

Name	FY20 Base Salary (1)	Target Award Percentage	Target Award

Christian A. Brickman	$1,048,426	100%	$1,048,426

Aaron E. Alt	$732,514	80%	$586,011

Pamela K. Kohn	$596,721	70%	$417,705

Mark G. Spinks	$459,000	70%	$321,300

Scott C. Sherman	$402,186	60%	$241,311

(1)	Base salary used for AIP target award calculation is prorated by the day and slightly differs from actual base salary paid.

Performance Objectives

In establishing the performance objectives for FY20, the Committee determined that the primary emphasis should be on financial performance objectives. Accordingly, 80% of the NEOs’ AIP award payouts are based on achievement of financial performance goals and 20% on achievement of strategic initiatives, subject to potential adjustment based on individual performance as described below. For FY20, the AIP performance objectives consisted of the following components and weightings:

Mr. Brickman, Ms. Kohn and Mr. Sherman			Mr. Alt:			Mr. Spinks:
Component		Weighting	Component		Weighting	Component		Weighting
80% SBH Consolidated	Same Store Sales Growth	40%	40% Sally USA & Canada	Same Store Sales Growth	20%	60% BSG	Same Store Sales Growth	30%
				Adjusted Operating Income	20%		Adjusted Operating Income	30%
	Adjusted Operating Income	40%	40% SBH Consolidated	Same Store Sales Growth	20%	20% SBH Consolidated	Adjusted Operating Income	20%
				Adjusted Operating Income	20%
20% Strategic	Strategic Initiatives	20%	20% Strategic	Strategic Initiatives	20%	20% Strategic	Strategic Initiatives	20%
Total		100%	Total		100%	Total		100%

For shared services officers (Mr. Brickman, Ms. Kohn and Mr. Sherman), the financial performance objectives were based on consolidated (all the individual reporting units combined) achievement. For heads of a business unit (Messrs. Alt and Spinks), the financial performance objectives were based on both consolidated and business unit achievement. The percentage weighting of the various financial objectives represents the Committee’s determination regarding the relative importance of each metric to our overall financial performance. The strategic initiatives component focused on company-wide initiatives that applied to all executive officers.

In setting the financial performance objectives for the AIP, the Committee reviewed our financial projections for FY20 with Mr. Brickman. For FY20, the AIP financial performance objectives were as follows:

•	Same Store Sales Growth means sales from brick and mortar stores that have been open at least 14 months and e-commerce sales from only certain digital platforms within the organization.

	SBH Consolidated		Sally USA & Canada		BSG
Payout Scale	Performance Achieved	Payout % (1)	Performance Achieved	Payout % (1)	Performance Achieved	Payout % (1)
Maximum	≥ 3.4%	200%	≥ 3.5%	200%	≥ 3.2%	200%
Target	2.2%	100%	2.3%	100%	2.0%	100%
Threshold	0.6%	25%	0.7%	25%	0.4%	25%
Below Threshold	< 0.6%	0%	< 0.7%	0%	< 0.4%	0%

(1)	Payouts between performance levels is determined based on straight line interpolation.

50	2020 Proxy Statement

•

Adjusted Operating Income means the operating income of the Company as reported in the Company’s audited consolidated financial statements, with such adjustment as the Committee may provide for prior to the commencement thereof (which adjustments may include effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as determined in accordance with generally accepted accounting principles and identified in the financial statements, notes to the financial statements or management’s discussion and analysis).

	SBH Consolidated			Sally USA & Canada				BSG
Payout Scale	Adjusted Operating Income (Millions)	Performance Achieved	Payout % (1)	Adjusted Operating Income (Millions)	Performance Achieved	Payout % (1)	Adjusted Operating Income (Millions)	Performance Achieved	Payout % (1)
Maximum	≥$522.8	≥110%	200%	≥$388.5	≥110%	200%	≥$284.4	≥110%	200%
Target	$475.3	100%	100%	$353.2	100%	100%	$258.6	100%	100%
Threshold	$427.8	90%	25%	$317.9	90%	25%	$232.7	90%	25%
Below Threshold	<$427.8	<90%	0%	<$317.9	<90%	0%	<$232.7	<90%	0%

(1)	Payouts between performance levels is determined based on straight line interpolation.

•

Strategic Initiatives are company-wide initiatives applied to all officers set at the beginning of FY20 by the Committee and approved by the Board of Directors. These strategic initiatives focused on product launches, improving retail fundamentals and advancing digital commerce capabilities.

Performance Achieved	Payout %

Exceeds	101-150%

Target	100%

Not Fully Achieved	0-99%

The AIP is designed so that if we achieve the AIP financial performance targets and strategic initiatives (as discussed above), each NEO is eligible to earn 100% of their target award. Performance at below-target levels would result in awards as low as 0% of the target award, subject to the discretion of the Committee to adjust awards as described below. If we exceed the AIP financial performance targets, each NEO is eligible to earn an AIP award in an amount up to 200% of the financial criteria components of their target award and 150% of the strategic initiatives component.

To provide flexibility to recognize overall achievements in key focus areas and operational performance, which can change throughout the year based on unanticipated contingencies, the Committee does not specify individual performance objectives for individual officers under the AIP. Instead, the Committee maintains discretion to use its qualitative judgment to reduce or increase the dollar value of an individual officer’s AIP award (by up to 50 percentage points below or above the percentage of the target award resulting from application of the financial performance formulas) based upon a subjective assessment of the individual’s performance, but the adjusted payout cannot exceed the maximum award for such individual.

Award Payout

Actual results for FY20 were as follows:

	Same Store Sales Growth	Adjusted Operating Income (Millions)

SBH Consolidated	-8.14%	$294.4

Sally USA & Canada	-6.46%	$249.4

BSG	-8.32%	$194.2

Prior to March 12, 2020, the Company was on track for an excellent second quarter – having achieved important milestones in our digital and retail transformation and with same store sales up 4.7%. However, COVID-19 forced

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the shutdown of customer-facing operations at almost all of our global stores, and the impact on our financial results caused us to fall well short of achieving the minimum performance required for the two key metrics (same store sales growth and adjusted operating income) for our FY20 AIP. As a result, under our AIP, most participants would have received no bonus based on these financial metrics for FY20, with only those subject to a percentage payout based on achievement of our Strategic Initiatives eligible for some amount of payout.

However, throughout this ongoing crisis and disruption, our management team and other associates showed agility and grit. In a few short weeks, the Company pivoted to dramatically reduce our cost structure and manage cash, aggressively reinforce liquidity, accelerate the roll-out of in-demand delivery service models, and manage through a massive increase in online demand. Because of this, the Company is a transformed enterprise with a much larger digital footprint and an even stronger competitive position in professional hair color and hair care. In addition, with our capital markets transactions, we believe we have enhanced our financial flexibility and are well-positioned to survive a prolonged downturn and emerge from this crisis stronger. It is also important to note that, despite the disruption and impact of COVID-19, the Company delivered substantial performance against the Strategic Initiatives originally set for the year.

Because of the contributions our management team and other associates made this year, the Committee determined that they deserved to be rewarded. The Committee determined to exercise its discretion under the AIP to award bonuses to the management team and all AIP eligible associates in an amount equal to 60% of their target AIP award for FY20. The Committee determined this amount after balancing the significant impact of COVID-19 on the Company’s financials and not achieving threshold performance on our AIP metrics with the contributions from our management team and other associates to weather the crisis and put us in a strong position going forward. The Committee also believed it was appropriate to provide the same percentage of their target AIP award across the Company to acknowledge that all associates led and managed the Company through the unique challenges of FY20 as one team.

The table below shows the target awards under the AIP for the NEOs for FY20 and the discretionary award payouts:

Name	AIP Target Award	Discretionary Award Payout

Christian A. Brickman	$1,048,426	$629,056

Aaron E. Alt	$586,011	$351,607

Pamela K. Kohn	$417,705	$250,623

Mark G. Spinks	$321,300	$192,780

Scott C. Sherman	$241,311	$144,787

Long-Term Incentives

The Committee’s policy is to grant long-term incentive or equity awards on the same day it approves the grant. Other than special one-time grants, such as at the time of a new hire or promotion, the Committee intends to grant equity awards to its executive officers once a year, and such grants are generally made at the same time that the Committee approves base salary increases and the AIP target awards for the fiscal year. These actions generally occur within the first month of the fiscal year.

Our Senior Vice President and Chief Human Resources Officer provides our Chief Executive Officer with a listing of employees eligible for equity awards. Our Chief Executive Officer then makes a grant recommendation to the Committee for each of the proposed grantees, including the NEOs other than himself, based on consideration of the value of the grants that the employee received in prior years, the competitive market data provided by FW Cook and his views as to the employee’s expected future contribution to our business results. The Chair of the Committee recommends to the Committee the Chief Executive Officer’s proposed equity grant based on his review of competitive market data provided by FW Cook and the CEO’s performance. The Committee is ultimately responsible for determining the number of Options or shares to be awarded and for approving each grant. In making equity grants for eligible associates, the Committee considers the recommendations of the Chief Executive Officer and the competitive data provided by FW Cook regarding aggregate share usage and costs associated with equity grants.

52	2020 Proxy Statement

Based upon input received from FW Cook, the long-term incentive award opportunities provided to our executive officers are conservative relative to market practice.

FY20 Equity Awards

Consistent with its equity grant policy, the Committee granted Options, PSUs and RSAs in November 2019 to each of our executive officers. For more information regarding the equity awards granted to our NEOs during FY20, please see the “Grants of Plan-Based Awards” table of this Proxy Statement. As a condition of the grant, grantees, including our NEOs, have agreed that, for one year following termination of employment, they will not solicit our employees or customers. The grant value of the NEOs’ FY20 equity awards are reflected in the following table:

Name	FY20 Equity Award Grant Value

Christian A. Brickman	$4,000,000

Aaron E. Alt	$1,000,000

Pamela K. Kohn	$800,000

Mark G. Spinks	$600,000

Scott C. Sherman	$450,000

•

Options comprised 34% of the equity award value. Options vest one-third per year, have a ten-year term, and have an exercise price equal to the closing price per share of our Common Stock on the date of grant.

•

PSUs comprised 33% of the equity award value. PSUs are eligible to vest based on achievement of goals related to consolidated adjusted operating income (OI) growth and return on invested capital (ROIC) over a three-year period.

–

Adjusted Operating Income Growth means the “compounded annual growth rate” over the performance period of the Company’s adjusted consolidated operating income, represented as a percentage, and measured as follows:

Adjusted Operating Income Growth =	(	Adjusted Operating Income during fiscal year ending September 30, 2022)	(1⁄3 )	– 1
Adjusted Operating Income during fiscal year ending September 30, 2019

–	Return on Invested Capital means net income plus after-tax interest expense divided by monthly invested capital over the three-year performance period.

PSUs Granted	è	Adjusted OI Growth (60%)		+	ROIC (40%)		=	Total Payout
		Payout Scale	Payout % (1)		Payout Scale	Payout % (1)		Payout Scale	Payout % (1)
		Maximum	200%		Maximum	200%		Maximum	200%
		Target	100%		Target	100%		Target	100%
		Threshold	50%		Threshold	50%		Threshold	50%
		Below Threshold	0%		Below Threshold	0%		Below Threshold	0%

(1)	Payouts between performance levels will be determined based on straight line interpolation.

•	RSAs comprised 33% of the equity award value. RSAs vest ratably over a three-year period.

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Determination of FY18-20 PSUs

Following the completion of the performance period, the Committee determined that the FY18-20 PSUs granted in November 2017 were not earned because the Company did not achieve threshold performance levels for either the adjusted operating income growth metric (60%) or the ROIC metric (40%):

	Adjusted OI Growth (60%)		ROIC (40%)

	Performance Achieved	Payout % (1)	Performance Achieved	Payout % (1)

Maximum	≥ 3.8%	200%	≥ 22.9%	200%

Target	1.9%	100%	21.9%	100%

Threshold	0.0%	50%	20.9%	50%

Below Threshold	< 0.0%	0%	< 20.9%	0%

Actual Performance Achieved & Payout %	-16.3%	0%	19.1%	0%

(1)	Payouts between performance levels were determined based on straight line interpolation.

This below threshold performance was driven in large part by the impact of COVID-19. Per the terms of the award, the FY18-20 PSUs were cancelled without payout.

Other Compensation

Consistent with our philosophy of emphasizing performance-based pay, our executive compensation program provides limited executive benefits and perquisites. Our NEOs are eligible to participate in the benefit plans generally available to all of our U.S. employees, which include health, dental, vision, life insurance, and disability plans. In addition, our NEOs (along with our other U.S. employees) are eligible to participate in our 401(k) plan, which represents the only retirement plan that we provide to our NEOs. Under the 401(k) plan, our employees may contribute (on a pre-tax basis) up to 50% of eligible compensation, subject to Internal Revenue Code limitations. After a year of service, we match each employee’s contribution (including our NEOs) at a rate of 100% on the first 4% of the employee’s eligible compensation. Employees are immediately vested in the matching contributions made by us. Our NEOs are also eligible for reimbursement of an annual physical exam. In addition, we may offer Company-paid COBRA and relocation expenses for new executive officers.

The Committee believes that offering the above-described benefits and perquisites to our NEOs is consistent with the terms and benefits offered by other similarly-situated public companies and enhances our ability to retain our NEOs. Given the fact that these items represent a relatively insignificant portion of our NEOs’ total compensation, the availability of such items does not materially influence the decisions made by the Committee with respect to the other elements of the total compensation payable to our NEOs.

Change-in-Control Severance Protection

Many change-in-control transactions result in significant organizational changes, particularly at the senior executive level. To encourage our senior executive officers to remain employed with the Company during an important time when their prospects for continued employment can be uncertain, we are parties to change-in-control severance agreements with each of our NEOs, which provide payments and benefits in the event of the executive’s termination of employment by the Company without cause or by the executive for “good reason” within two years following a change in control. Because a termination by the executive for good reason is effectively a “constructive termination” by the Company without cause, we believe it is appropriate to provide severance benefits in these circumstances. The Committee has determined that our change-in-control agreements were generally consistent with those in place at similarly-situated public companies, were designed to keep our executive officers focused on their work responsibilities during the uncertainty that accompanies a potential change-in-control, and were necessary to retain and recruit our executive officers. The Committee also deemed it important from a retention perspective to treat all of the NEOs similarly with respect to their change-in-control arrangements.

54	2020 Proxy Statement

Under the terms of our 2010 and 2019 Omnibus Incentive Plans, Options and RSAs have “double trigger” change-in-control vesting if the awards are assumed by the surviving company and equitably converted to awards for publicly traded stock in connection with such transaction. This means that the awards would vest upon the holder’s involuntary separation from service within two years following the change in control, or such other period specified by the Committee. If the awards are not assumed by the surviving company and equitably converted, they would vest upon the change in control. In addition, upon a change in control, PSUs granted in FY18, FY19 and FY20 will be cancelled in exchange for an amount equal to the change in control price multiplied by the target number of PSUs granted. This vesting approach aids in our ability to retain key executive officers during the critical time leading up to and following a change in control. On November 4, 2020, the 2019 Omnibus Plan was amended so that commencing with FY21, PSU awards will no longer have a “single trigger” change-in-control equity acceleration for assumed awards.

Additional Compensation Policies

Compensation Recoupment Policy

The Company has adopted a compensation recoupment policy that complies with and goes beyond the parameters described in the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). Consistent with the Dodd-Frank Act, if we are required to prepare an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. securities laws, we will seek to recover from any current or former executive officer incentive-based compensation (including equity compensation) received during the three-year period preceding the date on which the accounting restatement was required to be made. The amount to be recovered is the excess of the amount paid calculated by reference to the erroneous data, over the amount that would have been paid to the executive officer calculated using the corrected accounting statement data. This compensation recovery would be applied regardless of whether the executive officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement.

In addition to the above-described recoupment specified by the Dodd-Frank Act, our policy also requires the Company, to the extent permitted by governing law, to seek reimbursement of non-equity incentive compensation paid to any current or former employee, where: A) (i) the payment was predicated upon the achievement of specified financial results; (ii) such financial results were subsequently the subject of a restatement or other material adjustment, (iii) in the Committee’s view the person engaged in misconduct that caused or contributed to the need for the restatement or material adjustment, and (iv) a lower payment would have been made to the person based upon the correct financial results; or B) such employee commits an act of embezzlement, fraud or theft with respect to the property of the Company. In each such instance, the Company will seek to recover the person’s entire non-equity incentive compensation payment (not just the excess amount earned based on erroneous data) paid during the 12-month period preceding the Committee’s determination that the person engaged in misconduct.

In FY20, the Company amended our policy to provide that, in addition to the above-described recoupment, in the event that the Committee determines that any current or former employee engages in misconduct (as defined in the policy), then the Committee may, in its sole discretion, require (i) cancellation or forfeiture of such current or former employee’s unvested equity awards granted on or after September 18, 2019, and/or (ii) such current or former employee to reimburse the Company for their most recently received non-equity incentive compensation.

Equity Ownership Guidelines and Retention Requirement

Consistent with our commitment to aligning the interests of our executive officers with stockholders, the Committee of our Board of Directors has adopted equity ownership guidelines which apply to our executive officers. Pursuant to these guidelines, executive officers are encouraged to own shares of our Common Stock generally equal in value to a multiple of their annual base salary (as in effect on December 1st of each year) depending on such executive officer’s level in the Company.

The guidelines provide that shares owned outright by the executive officer or indirectly (e.g., owned or held in trust by an immediate family member), shares the receipt of which has been deferred, as well as shares held in company

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sponsored benefit or retirement plans, count towards the executive officer’s equity ownership totals. Unvested Options, vested but unexercised Options, restricted shares (stock for which restrictions have not lapsed), restricted stock units (RSUs) which have not been settled, as well as unearned PSUs, do not count as stock owned under the guidelines. The executive officer equity ownership guidelines, as applicable to the NEOs, are as follows:

Position	Ownership Guideline (Multiple of Base Salary)

Chief Executive Officer	5x

Presidents and Senior Vice Presidents	3x

Until such time as the executive officer reaches their equity ownership guideline, the executive officer will be required to retain that percentage of the shares of Common Stock received upon vesting of restricted stock, settlement of restricted stock units, payout of PSUs and exercise of Options (net of any shares utilized to pay for the exercise price of the Option and/or tax withholding for the Option, restricted stock, RSUs or PSUs, as applicable) as set forth below:

Position	Retention Requirement

Chief Executive Officer	100%

Presidents and Senior Vice Presidents	50%

Because executive officers must retain a percentage of shares resulting from any exercise of Options, settlement of RSUs or PSUs or the vesting of restricted stock until they achieve the specified guidelines, there is no minimum time period required to achieve the equity ownership guidelines set forth above. As of September 30, 2020, all of our executive officers were in compliance with our equity retention requirements.

The Committee may in the future consider an executive officer’s achievement of the equity ownership guidelines in its award of further equity grants.

Use of Pre-Approved Trading Plans

We permit our executive officers and Directors to enter into pre-approved trading plans established according to Rule 10b5-1 under SEC rules, with an independent broker-dealer to enable them to either a) purchase securities; or b) to recognize the value of their compensation and diversify their holdings of our securities during periods in which they might otherwise not be able to buy or sell our stock because important information about us had not been publicly released. These plans include specific instructions for the broker to exercise Options or purchase or sell stock on behalf of the plan participant if our stock price reaches a specified level or certain events occur. The plan participant no longer controls the decision to purchase, exercise or sell the securities in the plan.

Policy Against Margin Trading, Pledging or Hedging Company Stock

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a director, officer or other employee to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the person to continue to own the covered securities but without the full risks and rewards of ownership. When that occurs, he or she may no longer have the same objectives as the Company’s other stockholders. Therefore, pursuant to our published insider trading policy, our directors, officers and other employees are prohibited from engaging in any such transactions. Our insider trading policy also prohibits transactions in puts, calls or other derivative securities, on an exchange or in any other organized market.

56	2020 Proxy Statement

COMPENSATION DECISION-MAKING PROCESS

Role of Compensation and Talent Committee

The Committee reviews each component of our executive compensation program, and the methods for determining the types and amounts of compensation, to assure that they help us meet our compensation philosophy and objectives. The Committee receives input from its independent compensation consultant as well as from members of management, as discussed below.

The Chair of our Committee has significant experience in the management of professionals and has served both as chair and as a member of the compensation committees of other publicly-traded companies, and all of our Committee members have significant experience with regard to the oversight of executive compensation practices of large publicly-traded companies. The Board believes that this experience provides the members of our Committee with a solid frame of reference within which to evaluate our executive compensation programs and practices.

Role of Independent Compensation Consultant

The Committee retained the services of an independent consultant, FW Cook, to assist in its annual review of our executive compensation program and biennial review of our non-employee director compensation program. As part of this engagement, FW Cook assisted the Committee in the design of our current programs and continues to advise the Committee on our programs. The Committee has directly engaged FW Cook to assist with these same services for FY20, based on FW Cook’s experience, expertise and familiarity with the Company. FW Cook does not provide any services to our management, and does not provide any service to us, other than with respect to its role as the Committee’s executive compensation consultant.

The Committee determined that the work of FW Cook did not raise any conflicts of interest in FY20. In making this assessment, the Committee considered the independence factors enumerated in Rule 10C-1(b) under the Securities Exchange Act of 1934 and the NYSE listing standards, including the fact that FW Cook does not provide any other services to the Company, the level of fees received from the Company as a percentage of FW Cook’s total revenue, policies and procedures employed by FW Cook to prevent conflicts of interest, and whether the individual FW Cook advisers to the Committee own any stock of the Company or have any business or personal relationships with members of the Committee or our executive officers.

Role of Management

The Committee also considers the views and insights of our management, including our executive officers, in making compensation decisions. Our Chief Executive Officer recommends to the Committee the base pay levels and individual compensation targets for each executive officer (other than himself) based on each executive’s experience, as well as our Chief Executive Officer’s view as to the strategic importance of that executive’s role, knowledge and performance. Our Chief Executive Officer’s unique insight into our business and day-to-day interaction with our executive officers provides a valuable resource to the Committee with respect to our executive compensation programs. In addition, the Committee relied on recommendations made by our Chief Executive Officer and our Chief Financial Officer in selecting the performance metrics and targets for FY20 incentive awards.

Our Chief Executive Officer as well as other members of management generally attend Committee meetings to provide input on executive contributions, but no member of management participates in discussions with the Committee concerning their own compensation. The Committee also works closely with our internal legal, human resources, and finance personnel in establishing and monitoring our compensation programs. Our Chief Financial Officer provides the Committee with input on our financial performance and operational issues, and our General Counsel provides input to the Committee regarding compliance with the laws, regulations and best practices applicable to executive compensation.

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Market Data/Benchmarking

FW Cook assisted the Committee in benchmarking our compensation arrangements and aggregate equity compensation practices against public companies similar in size and scope to our company. FW Cook obtained proxy data from the peer companies described below, as well as comparative compensation surveys of general industry companies.

The following 16 specialty retail companies comprised our peer group for FY20 and was used to set FY20 compensation for our NEOs, which we refer to as our “peer companies” or “peer group”:

Abercrombie & Fitch	Dick’s Sporting Goods	The Michaels Companies

American Eagle Outfitters	Foot Locker	Tractor Supply

Caleres	Party City	Ulta Beauty

Carter’s	Signet Jewelers	Urban Outfitters

Chico’s FAS	Tailored Brands	Williams-Sonoma

Designer Brands

The Committee selected the companies in the peer group, after reviewing data on retail companies (including financial metrics, line-of-business, stock performance and employee count for each respective company) and considering several criteria, including the comparability of specialty retailers and the volatility and maturity of potential peers. In terms of size, our revenues and our market capitalization approximated the median of these peer companies. The peer group was the same as our peer group for FY19.

Total Compensation Review

As part of its process for determining the amount and mix of total compensation to be paid to our executive officers in FY20, the Committee reviewed tally sheets prepared by management containing information for each executive officer regarding, among other things:

•	compensation for the last four fiscal years;

•	length of service;

•	the types and amounts of long-term incentives granted in the last four fiscal years;

•	the types and amounts of our equity securities, both vested and unvested, owned as of the end of the most recently completed fiscal year;

•	the proceeds realized from Option exercises during the last four fiscal years;

•	perquisites and other compensation paid during the last four fiscal years; and

•

the severance and other payments that would be received upon the occurrence of certain events, taking into account the proposed compensation to be paid to such executive officer for the new fiscal year.

The Committee believes that this comprehensive annual review is important to understanding the total compensation paid and, in certain circumstances, payable to, our executive officers. The Committee uses these reports to test whether the various forms, targets, mix, and amounts of compensation paid and payable to our executive officers remain consistent with our compensation strategy. Based on its review for FY20, the Committee believes that the overall compensation of our executive officers was in line with the philosophy and objectives set forth above.

The Committee strives to make decisions on each component of executive compensation within the context of an officer’s entire compensation package, meaning that a decision on one compensation component (such as base salary) impacts decisions made on other compensation components (such as annual and long-term incentives). Based upon input received from FW Cook, the Committee believes that this program balances both the mix of cash and equity compensation, the mix of annual and long-term incentives, and the security of change-in-control severance benefits in a way that furthers the compensation objectives discussed above.

58	2020 Proxy Statement

Consideration of Stockholder Vote on Executive Compensation

At the annual meeting of stockholders on January 26, 2017, our stockholders expressed a preference that advisory votes on executive compensation occur every year. In accordance with the results of this vote, the Board determined to implement an advisory vote on executive compensation every year until the next required vote on the frequency of stockholder votes on the compensation of executives, which is scheduled to occur at the 2023 annual meeting. Therefore, the last advisory vote was held in 2020 and the next advisory vote on executive compensation will occur at this annual meeting. Please refer to “Proposal 2 — Advisory Vote on Executive Compensation” section of this Proxy Statement for information regarding the advisory (non-binding) resolution regarding the compensation of the Company’s NEOs, including the Company’s compensation practices and principles and their implementation, as disclosed in this Proxy Statement.

At the annual meeting of stockholders on January 30, 2020, in the advisory vote on executive compensation, over 95% of the shares voted were voted in support of the compensation of the Company’s NEOs. The Committee appreciates and values the views of our stockholders. As part of its compensation review, the Committee considered both the results of the 2020 advisory vote on executive compensation and feedback from our stockholders, and concluded that the compensation paid to our executive officers and the Company’s overall executive pay practices have strong stockholder support and have been effective in implementing the Company’s stated compensation philosophy and objectives. The Committee recognizes that executive pay practices and notions of sound governance principles continue to evolve. Consequently, the Committee intends to continue paying close attention to the advice and counsel of its compensation advisors and invites our stockholders to communicate any concerns or opinions on executive pay directly to the Committee or the Board. Please refer to “Corporate Governance, the Board and Its Committees — Communications with the Board” section of this Proxy Statement for information about communicating with the Board.

MANAGEMENT OF COMPENSATION-RELATED RISK

We design our executive compensation program to avoid excessive risk-taking. The following are some of the features of our program designed to help us appropriately manage business risk:

•	Diversification of incentive-related risk by employing complementary performance measures linked to growth, profitability and capital efficiency;

•	A balanced weighting of the various performance measures, to avoid excessive attention on achievement of one measure over another;

•

An assortment of vehicles for delivering compensation, including cash and equity-based incentives with different time horizons, to focus our executive officers on specific objectives that help us achieve our business plan and create an alignment with long-term stockholder interests;

•	A compensation recoupment/clawback policy;

•	Standardized equity grant procedures; and

•	Equity ownership and retention guidelines applicable to all executive officers.

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Compensation and Talent Committee Report

The Compensation and Talent Committee (Committee) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this Proxy Statement. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation and Talent Committee

Edward W. Rabin (Chair)

Diana S. Ferguson (Vice Chair)

Linda Heasley

P. Kelly Mooney

Susan R. Mulder

Denise Paulonis

The foregoing report is not soliciting material, is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

60	2020 Proxy Statement

Compensation Tables

SUMMARY COMPENSATION TABLE

The following table contains compensation information for our NEOs. The information included in this table reflects compensation earned by the NEOs for services rendered to us for the fiscal years ended September 30, 2020, September 30, 2019 and September 30, 2018.

Name and Principal Position (1)	Fiscal Year	Salary ($)(2)	Bonus ($)(3)		Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Christian A. Brickman	2020	957,329	629,056		2,639,990	1,359,995	—	13,231	5,599,601
President and Chief Executive Officer	2019	1,018,462	—		2,639,992	1,359,995	820,520	12,895	5,851,864
	2018	1,000,000	—		1,979,992	1,019,996	650,000	12,480	4,662,468
Aaron E. Alt	2020	681,423	351,607		659,972	339,995	—	12,932	2,045,929
Former Senior Vice President, Chief Financial	2019	692,308	—		593,981	305,997	600,237	16,354	2,208,877
Officer and President, Sally Beauty Supply	2018	216,923	250,000		937,997	462,000	130,192	184,362	2,181,474
Pamela K. Kohn	2020	551,538	500,623	(8)	827,968	271,998	—	184,987	2,337,114
Senior Vice President, Chief Merchandising
Officer
Mark G. Spinks	2020	427,223	192,780		395,970	203,996	—	12,493	1,232,462
President, Beauty Systems Group	2019	458,308	—		395,994	203,998	204,756	12,400	1,275,456
	2018	447,308	—		395,992	203,999	149,117	12,319	1,208,735
Scott C. Sherman	2020	373,945	144,787		296,970	152,998	—	9,418	978,118
Senior Vice President and Chief Human	2019	367,385	—		296,982	152,999	177,590	12,312	1,007,268
Resources Officer	2018	360,000	—		263,982	135,996	148,370	13,541	921,889

(1)

Reflects principal positions held as of September 30, 2020. Mr. Alt resigned from his position as Senior Vice President, Chief Financial Officer and President, Sally Beauty Supply effective November 16, 2020.

(2)

Reflects salary earned in the respective fiscal year. In response to COVID-19, on March 29, 2020, Mr. Brickman’s base salary was reduced by 50% and the other NEOs’ base salaries were reduced by 40%. On May 31, 2020, Mr. Brickman’s base salary was partially restored by 25% and the other NEOs’ base salaries were partially restored by 20%. On June 7, 2020, all NEOs’ base salaries were fully restored and no longer reduced.

(3)

Reflects the FY20 AIP payout, based on the Committee’s exercise of discretion to award bonuses even though AIP goals were not achieved. For information regarding the AIP, please see “Compensation Discussion and Analysis — FY20 Executive Compensation Program — Annual Incentive” of this Proxy Statement.

(4)

Reflects the grant date fair value of the stock awards (RSAs and PSUs), determined in accordance with ASC 718. The fair value of all stock awards is calculated using the closing price for shares of our Common Stock on the date of grant. For PSUs, the grant date fair value is calculated using the target number of PSUs awarded to each NEO, which was the assumed probable outcome as of the grant date. Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the 2020 PSUs would have been as follows: Mr. Brickman, $2,639,991; Mr. Alt, $659,973; Ms. Kohn, $527,972; Mr. Spinks, $395,970; and Mr. Sherman, $296,969; the grant date fair value of the 2019 PSUs would have been as follows: Mr. Brickman, $2,639,998; Mr. Alt, $593,987; Mr. Spinks, $395,991; and Mr. Sherman, $296,976; and the grant date fair values of the 2018 PSUs would have been as follows: Mr. Brickman, $1,979,992; Mr. Spinks, $395,991; and Mr. Sherman, $263,983. See “Grants of Plan-Based Awards for FY20” table of this Proxy Statement for more details.

(5)

Reflects the grant date fair value of the Option awards, determined in accordance with ASC 718. The assumptions used in the calculation of the grant date fair values of the Option awards are included in Note 7 to our audited financial statements for the fiscal years ended September 30, 2020, September 30, 2019, and September 30, 2018, included in our Form 10-K filed with the SEC on November 24, 2020, November 25, 2019, and November 14, 2018, respectively.

(6)

The amounts reported reflect AIP awards earned for the respective fiscal year. For information regarding the AIP, please see “Compensation Discussion and Analysis — FY20 Executive Compensation Program — Annual Incentive” of this Proxy Statement.

(7)	Amounts reported as “All Other Compensation” for FY20 include the following:

Name	Company Matching Contributions to 401(k) ($)	Life Insurance Premiums ($)	Relocation Expenses ($)	Tax Gross-Up ($)		Other ($)		Total ($)

Christian A. Brickman	11,530	1,101	—	—		600	(a)	13,231

Aaron E. Alt	11,831	1,101	—	—		—		12,932

Pamela K. Kohn	—	62	135,957	44,841	(b)	4,127	(c)	184,987

Mark G. Spinks	11,407	1,086	—	—		—		12,493

Scott C. Sherman	8,347	1,071	—	—		—		9,418

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(a)	Reflects payment to Mr. Brickman for reimbursement for an executive physical.

(b)	Represents the tax gross-up for relocation expenses for Ms. Kohn.

(c)	Reflects payment to Ms. Kohn to reimburse COBRA coverage during the first few months of her employment with the Company.

(8)	Also reflects Ms. Kohn’s sign-on bonus ($250,000).

GRANTS OF PLAN-BASED AWARDS FOR FY20

The following table contains information regarding plan-based awards provided during FY20 to the NEOs:

		AIP			PSUs			RSAs	Options

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christian A. Brickman		262,107	1,048,426	1,992,009
	11/05/19				39,639	79,279	158,558				1,319,995
	11/05/19							79,279			1,319,995
	11/05/19								240,091	16.65	1,359,995
Aaron E. Alt		146,503	586,011	1,113,421
	11/05/19				9,909	19,819	39,638				329,986
	11/05/19							19,819			329,986
	11/05/19								60,022	16.65	339,995
Pamela K. Kohn		104,426	417,705	793,640
	11/05/19				7,927	15,855	31,710				263,986
	11/05/19							15,855			263,986
	11/05/19								48,018	16.65	271,998
	10/03/19							20,229			299,996
Mark G. Spinks		80,325	321,300	610,470
	11/05/19				5,945	11,891	23,782				197,985
	11/05/19							11,891			197,985
	11/05/19								36,013	16.65	203,996
Scott C. Sherman		60,328	241,311	458,491
	11/05/19				4,459	8,918	17,836				148,485
	11/05/19							8,918			148,485
	11/05/19								27,010	16.65	152,998

(1)

Reflects potential cash award payouts under the AIP. Thresholds are based on financial measures only (no threshold for Strategic Initiatives). See “Compensation Discussion and Analysis — FY20 Executive Compensation Program — Annual Incentive” of this Proxy Statement for more details. FY20 AIP payout, based on the Committee’s exercise of discretion to award bonuses even though AIP goals were not achieved, are shown in the “Summary Compensation Table” of this Proxy Statement under “Bonus”.

(2)

Reflects potential payouts of PSUs granted on November 5, 2019 under the 2019 Omnibus Incentive Plan. See “Compensation Discussion and Analysis — FY20 Executive Compensation Program — Long-Term Incentives” of this Proxy Statement for more details.

(3)

Reflects RSAs granted on November 5, 2019 under the 2019 Omnibus Incentive Plan. See “Compensation Discussion and Analysis — FY20 Executive Compensation Program — Long-Term Incentives” of this Proxy Statement for more details. On October 3, 2019, our Committee granted an inducement equity award of RSAs to Ms. Kohn pursuant to the 2019 Omnibus Plan. The restrictions upon this award lapse ratably over a three-year period beginning October 3, 2020.

(4)

Reflects Options granted on November 5, 2019 under the 2019 Omnibus Incentive Plan. See “Compensation Discussion and Analysis — FY20 Executive Compensation Program — Long-Term Incentives” of this Proxy Statement for more details.

(5)	The exercise price of Options is equal to the closing price for shares of our Common Stock on the grant date.

(6)

Reflects a grant date fair value of $5.6645 per Option (granted on November 5, 2019), $16.65 per PSU (granted on November 5, 2019), $16.65 per RSA (granted on November 5, 2019) and $14.83 per RSA granted on October 3, 2020 as an inducement award to Ms. Kohn.

62	2020 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2020 FISCAL YEAR-END

The following table contains information about outstanding Option and Stock Awards held by the NEOs on September 30, 2020:

		Option Awards				Stock Awards
						RSAs		PSUs
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Christian A. Brickman	11/05/19	—	240,091	16.65	11/05/29	79,279	688,935	79,279	688,935
	01/31/19							76,655	666,132
	11/01/18	154,720	77,361	18.14	11/01/28	24,256	210,785
	11/01/17	210,200	—	17.42	11/01/27
	11/01/16	321,409	—	25.53	11/01/26
	10/28/15	302,961	—	23.45	10/28/25
	10/29/14	162,484	—	29.20	10/29/24
	06/02/14	130,952	—	25.36	06/02/24
Aaron E. Alt	11/05/19	—	60,022	16.65	11/05/29	19,819	172,227	19,819	172,227
	01/31/19							17,247	149,876
	11/01/18	34,812	17,406	18.14	11/01/28	5,458	47,430
	05/22/18	65,391	32,696	15.10	05/22/28	20,707	179,944
Pamela K. Kohn	11/05/19	—	48,018	16.65	11/05/29	15,855	137,780	15,855	137,780
	10/03/19					20,229	175,790
Mark G. Spinks	11/05/19	—	36,013	16.65	11/05/29	11,891	103,333	11,891	103,333
	01/31/19							11,498	99,918
	11/01/18	23,208	11,604	18.14	11/01/28	3,639	31,623
	11/01/17	42,040	—	17.42	11/01/27
	11/01/16	57,959	—	25.53	11/01/26
	10/28/15	53,151	—	23.45	10/28/25
	10/29/14	34,204	—	29.20	10/29/24
	10/30/13	17,700	—	26.30	10/30/23
	10/29/12	14,328	—	23.49	10/29/22
	10/26/11	15,324	—	19.21	10/26/21
Scott C. Sherman	11/05/19	—	27,010	16.65	11/05/29	8,918	77,497	8,918	77,497
	01/31/19							8,623	74,934
	11/01/18	17,406	8,703	18.14	11/01/28	2,729	23,715
	11/01/17	28,026	—	17.42	11/01/27
	11/01/16	14,753	—	25.53	11/01/26
	10/28/15	13,287	—	23.45	10/28/25
	10/29/14	6,840	—	29.20	10/29/24
	10/30/13	8,900	—	26.30	10/30/23
	10/29/12	2,628	—	23.49	10/29/22

(1)	The unvested Options vest as follows:

	Grant	Vest Date
Name	Date	11/15/20	05/22/21	09/30/21	11/15/21	11/15/22	Total
Christian A. Brickman	11/05/19	80,030			80,030	80,031	240,091
	11/01/18			77,361			77,361
Aaron E. Alt	11/05/19	20,007			20,007	20,008	60,022
	11/01/18			17,406			17,406
	05/22/18		32,696				32,696
Pamela K. Kohn	11/05/19	16,006			16,006	16,006	48,018
Mark G. Spinks	11/05/19	12,004			12,004	12,005	36,013
	11/01/18			11,604			11,604
Scott C. Sherman	11/05/19	9,003			9,003	9,004	27,010
	11/01/18			8,703			8,703

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(2)	The unvested RSAs vest as follows:

	Grant	Vest Date
Name	Date	10/03/20	11/15/20	05/22/21	09/30/21	10/03/21	11/15/21	10/03/22	11/15/22	Total
Christian A. Brickman	11/05/19		26,426				26,426		26,427	79,279
	11/01/18				24,256					24,256
Aaron E. Alt	11/05/19		6,606				6,606		6,607	19,819
	11/01/18				5,458					5,458
	05/22/18			20,707						20,707
Pamela K. Kohn	11/05/19		5,285				5,285		5,285	15,855
	10/03/19	6,743				6,743		6,743		20,229
Mark G. Spinks	11/05/19		3,963				3,964		3,964	11,891
	11/01/18				3,639					3,639
Scott C. Sherman	11/05/19		2,972				2,973		2,973	8,918
	11/01/18				2,729					2,729

(3)	The potential payout dates for the unearned PSUs are as follows (shown at target):

Name	Grant Date	Performance Period (a)	Potential Payout Date		Total
			11/29/21	11/15/22
Christian A. Brickman	11/05/19	FY20-22		79,279	79,279
	01/31/19	FY19-21	76,655		76,655
Aaron E. Alt	11/05/19	FY20-22		19,819	19,819
	01/31/19	FY19-21	17,247		17,247
Pamela K. Kohn	11/05/19	FY20-22		15,855	15,855
Mark G. Spinks	11/05/19	FY20-22		11,891	11,891
	01/31/19	FY19-21	11,498		11,498
Scott C. Sherman	11/05/19	FY20-22		8,918	8,918
	01/31/19	FY19-21	8,623		8,623

(a)

The FY18-20 PSUs are not included in this table because they were not earned and were cancelled without payout. See “Compensation Discussion and Analysis – FY20 Executive Compensation Program – Long-Term Incentives” of this Proxy Statement for more details.

(4)	Value based on the closing price for shares of our Common Stock on September 30, 2020 of $8.69.

OPTION EXERCISES AND STOCK VESTED IN FY20

The following table contains information about Options exercised, Stock vested and the value realized by the NEOs during FY20:

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)

Christian A. Brickman	—	—	43,200	375,408

Aaron E. Alt	—	—	26,163	285,333

Pamela K. Kohn	—	—	—	—

Mark G. Spinks	25,000	177,649	7,427	64,541

Scott C. Sherman	—	—	5,255	45,666

(1)

Value realized on vesting for RSAs is equal to the closing price for shares of our Common Stock on the date of vesting times the number of shares acquired upon vesting. The “Number of Shares Acquired on Vesting” and the “Value Realized on Vesting” include shares that were withheld for taxes at the time of vesting.

64	2020 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION

The following table contains information about the amounts deferred by the NEOs as of September 30, 2020:

Name	Executive Contributions in Last Fiscal Year ($)	Aggregate Balance at Last Fiscal Year-End ($)

Christian A. Brickman	—	70,033	(1)

Aaron E. Alt	—	—

Pamela K. Kohn	—	—

Mark G. Spinks	—	—

Scott C. Sherman	—	—

(1)

Calculated by reference to the closing price for shares of our Common Stock on September 30, 2020 of $8.69. Reflects the value of 8,059 restricted stock units granted to Mr. Brickman pursuant to the 2010 Omnibus Incentive Plan for his service as an independent director on our Board of Directors prior to his appointment to the position of President and Chief Operating Officer of the Company. Pursuant to Mr. Brickman’s election, these restricted stock units will convert to shares of our Common Stock on the date of his separation from service as a member of our Board of Directors.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the estimated value of the payments and benefits that each of our NEOs would receive upon termination of employment under various circumstances or a change in control. The amounts shown assume that the triggering event (termination of employment or a change in control) occurred on September 30, 2020.

The amounts presented in the following table do not reflect amounts the NEO earned or accrued prior to the triggering event, such as previously vested equity awards. For information about these previously earned and accrued amounts, see the “Summary Compensation Table”, “Outstanding Equity Awards at 2020 Fiscal Year-End” table and “Option Exercises and Stock Vested in FY20” table of this Proxy Statement.

Name and Potential Payment Type	For Cause or Voluntary Resignation ($)	Death or Disability ($)	Retirement ($)(1)	Change in Control ($)(2)(8)	Change in Control with Qualified Termination ($)(2)(3)(8)
Christian A. Brickman
FY20 Bonus (4)	—	629,056	—	629,056	629,056
Severance (5)	—	—	—	—	3,092,128
Equity Awards (6)	—	1,114,160	—	2,748,648	2,748,648
Health and Welfare Benefits (7)	—	—	—	—	28,299
Total	—	1,743,216	—	3,377,704	6,498,131
Aaron E. Alt
FY20 Bonus (4)	—	351,607	—	351,607	351,607
Severance (5)	—	—	—	—	2,292,717
Equity Awards (6)	—	442,107	—	721,704	721,704
Health and Welfare Benefits (7)	—	—	—	—	47,821
Total	—	793,714	—	1,073,311	3,413,849
Pamela K. Kohn
FY20 Bonus (4)	—	250,623	—	250,623	250,623
Severance (5)	—	—	—	—	1,692,740
Equity Awards (6)	—	150,451	—	451,350	451,350
Health and Welfare Benefits (7)	—	—	—	—	45,318
Total	—	401,074	—	701,973	2,440,031
Mark G. Spinks
FY20 Bonus (4)	—	192,780	192,780	192,780	192,780
Severance (5)	—	—	—	—	1,249,097
Equity Awards (6)	—	167,117	236,012	436,978	436,978
Health and Welfare Benefits (7)	—	—	—	—	27,539
Total	—	359,897	428,792	629,758	1,906,394
Scott C. Sherman
FY20 Bonus (4)	—	144,787	—	144,787	144,787
Severance (5)	—	—	—	—	1,000,413
Equity Awards (6)	—	125,330	—	319,487	319,487
Health and Welfare Benefits (7)	—	—	—	—	44,263
Total	—	270,117	—	464,274	1,508,950

(1)	Only Mr. Spinks was eligible for retirement as of September 30, 2020.

(2)

For purposes of the severance agreements, a “change in control” generally includes: (i) the acquisition by any person of 20% or more of the voting power of our outstanding Common Stock; (ii) a change in the majority of the incumbent Board of Directors; (iii) certain reorganizations, mergers or consolidations of us involving a change of ownership of 50% or more of our Common Stock or sales of substantially all of our assets; or (iv) stockholder approval of our complete liquidation or dissolution.

(3)

For purposes of this table, a qualified termination means termination without cause or a resignation for good reason within 24 months following a change in control. “Good reason” generally includes: (i) a material diminution in authority, duties or responsibilities of the executive or the supervisor to whom the executive reports; (ii) a material reduction in the executive’s base salary; (iii) a material reduction in the budget over which the executive retains authority; (iv) a relocation of the executive’s principal location by more than 20 miles; or (v) any other material breach of the severance agreement. “Cause” generally includes: (i) the executive’s uncured demonstrably willful and deliberate material breach of duties and responsibilities, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company; and (ii) the executive’s commission of a felony involving moral turpitude.

66	2020 Proxy Statement

(4)	Reflects the current fiscal year AIP award payout, not yet paid as of September 30, 2020.

(5)

Reflects a severance payment of 1.99 times the NEO’s base salary as of the end of FY20 plus 1.99 times the average of the NEO’s AIP award payouts for the previous five fiscal years (excluding FY20), payable in a lump sum. Per the terms of his severance agreement, Mr. Alt’s FY18 AIP award was annualized for purposes of his severance calculation. Because she commenced employment in FY20, Ms. Kohn’s FY20 bonus was used in lieu of the average of her AIP award payouts for the previous five fiscal years.

(6)

Reflects the estimated value of unvested in-the-money Options, PSUs and RSAs based on the closing price per share of our Common Stock on September 30, 2020 of $8.69. For purposes of this calculation, unvested Options having a value less than $8.69 have a value of $0. For PSUs, calculations are based on the following: (i) in the case of death, disability, or retirement, the target number of units for FY20 and FY19 and 0% of the target number of units for FY18; and (ii) in the case of a change in control, the target number of units for FY20, FY19 and FY18 grants, per the terms of the award agreements. The impact of each scenario on outstanding Options, PSUs and RSAs is described in the following table:

Equity Award Type	For Cause or Voluntary Resignation	Death or Disability	Retirement (a)	Change in Control (b)

Options	Forfeited	Accelerated Vesting (Next Tranche Only)	Continues to Vest up to 36 Months	Accelerated Vesting (All)

PSUs	Forfeited	Prorated (Based on Actual Performance)	Prorated (Based on Actual Performance)	Accelerated Vesting (All at Target)

RSAs	Forfeited	Accelerated Vesting (Next Tranche Only)	Continues to Vest up to 36 Months	Accelerated Vesting (All)

(a)	Assuming the NEO agrees to restrictive covenants.

(b)

Assuming Options and RSAs awarded pursuant to the 2010 and 2019 Omnibus Incentive Plans were not assumed by the acquirer and, instead, were cancelled in connection with a change in control in exchange for a cash payment (based upon the difference between the price per share offered in connection with the change in control and the exercise price, in the case of Options).

(7)

Reflects the cost of continued health and welfare benefits for 24 months, based on (i) our portion of the projected cost of the benefits (the NEO pays the employee cost for such coverage) and (ii) the level of coverage selected by the NEO.

(8)

Pursuant to the terms of the severance agreements, any payments to the executive under such agreements will be reduced so that the present value of such payments plus any other “parachute payments” as determined under Section 280G of the Internal Revenue Code will not, in the aggregate, exceed 2.99 times the executive’s average taxable income from us over the five-year period ending prior to the year in which a change in control occurs. However, no such reduction will apply to payments that do not constitute “excess parachute payments” under Section 280G of the Internal Revenue Code.

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CEO PAY RATIO

The CEO pay ratio figures below are a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

Due to COVID-19, we made significant changes to our compensation programs (furloughs, temporary pay reductions, etc.). As required by SEC rules, we have recalculated our median employee for purposes of our FY20 calculation.

Our median employee determination date was July 1, 2020, which was within the last three months of FY20, as required by the pay ratio rule. We determined that the Company and its consolidated subsidiaries had 27,032 employees as of July 1, 2020. To determine our median employee, we used W-2 “gross pay” as our consistently applied compensation measure. We then annualized gross pay for permanent employees who commenced work during FY20 and any employees who were on leave for a portion of FY20. Using this methodology, we identified the median employee and determined their annual total compensation using the same methodology we use for our NEOs as set forth in the Summary Compensation Table included in this Proxy Statement.

For FY20, the total annual compensation of our CEO was $5,599,601 and the median employee’s total annual compensation was $15,082. Accordingly, the ratio of CEO pay to median employee pay was 371:1.

68	2020 Proxy Statement

PROPOSAL 3 – RATIFICATION OF SELECTION OF AUDITORS

Based upon the recommendation of the Audit Committee, the Board of Directors has selected KPMG LLP, which we refer to as KPMG, to serve as our independent registered public accounting firm for the year ending September 30, 2021. Although we are not required to seek stockholder ratification of this appointment, the Audit Committee and the Board believe it to be a matter of good corporate governance to do so. Representatives of KPMG will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions.

Fees Paid to KPMG

The fees billed by KPMG with respect to the years ended September 30, 2020 and September 30, 2019 were as follows:

	Year Ended September 30, 2020	Year Ended September 30, 2019

Audit Fees (1)	$2,960,002	$2,707,333

Audit-Related Fees	$115,000	—

Tax Fees (2)	$901,515	$791,136

All Other Fees	$1,927	$1,780

Total Fees (3)	$3,978,444	$3,500,249

(1)

Aggregate fees billed for professional services for the audit of annual financial statements as well as accounting and reporting advisory services related to regulatory filings and acquisition activities.

(2)	Tax fees consist of fees for tax consultation and tax compliance services.

(3)	The Audit Committee pre-approved all fees.

The Audit Committee has reviewed the non-audit services provided by KPMG and determined that the provision of these services during fiscal 2020 is compatible with maintaining KPMG’s independence.

Pre-Approval Policy.    Our Audit Committee (or its designee, as described below) approved all audit and permissible non-audit fees during fiscal year 2020. The Audit Committee has the sole and direct authority to engage, appoint and replace our independent auditors. In addition, the Audit Committee has established an Audit and Non-Audit Services Pre-Approval Policy, whereby every engagement of KPMG to perform audit or permissible non-audit services on behalf of us or any of our subsidiaries requires pre-approval from the Audit Committee or its designee before KPMG is engaged to provide those services. Pursuant to that policy, we expect that on an annual basis, the Audit Committee will review and provide pre-approval for certain types of services that may be rendered by the independent auditors, together with a budget for the applicable fiscal year. The pre-approval policy also requires the pre-approval of any fees that are in excess of the amount budgeted by the Audit Committee. The pre-approval policy contains a provision delegating limited pre-approval authority to the Chair of the Audit Committee in instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee would be required to report on such pre-approvals at the next scheduled Audit Committee meeting. As a result, the Audit Committee or its designee has approved 100% of all services performed by KPMG on behalf of us or any of our subsidiaries subsequent to November 16, 2006, the date we became a public company.

If the stockholders do not ratify the selection of KPMG, the selection of independent auditors will be reconsidered by the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 3.

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Report of the Audit Committee

The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Corporation’s independent auditors on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Board of Directors has affirmatively determined that all Audit Committee members are “independent” (within the meaning of the applicable rules of the NYSE and the SEC) and financially literate. The Board of Directors has designated Robert R. McMaster, the Chair of the Audit Committee, Denise Paulonis (Vice Chair), along with Timothy R. Baer, Marshall E. Eisenberg, Diana S. Ferguson and John A. Miller as audit committee financial experts under the SEC’s guidelines.

The Audit Committee’s purposes and responsibilities are described in its charter, available on the corporate governance section of the Corporation’s website at http://investor.sallybeautyholdings.com and in print, without charge, upon written request to our Vice President of Investor Relations. They include (a) assisting the Board of Directors in its oversight of the integrity of the Corporation’s financial statements and financial reporting processes, overseeing compliance with legal and regulatory requirements, reviewing the independent auditors’ qualifications and independence (including auditor rotation), and reviewing the performance of the Corporation’s internal audit function; (b) deciding whether to appoint, retain or terminate the Corporation’s independent auditors and to pre-approve all audit, audit-related, tax and other services, if any, to be provided by the independent auditors; and (c) preparing this report. The Audit Committee members do not act as accountants or auditors for the Corporation. Management is responsible for the Corporation’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

The Audit Committee recognizes the importance of maintaining the independence of the Corporation’s independent auditor, both in fact and appearance. Consistent with its charter, the Audit Committee has evaluated the qualifications, performance, and independence of KPMG LLP, the Corporation’s independent auditors, including that of KPMG LLP’s lead audit partner. As part of its auditor engagement process, the Audit Committee considers whether to rotate the independent auditors. The Audit Committee has established in its charter a policy pursuant to which all services, audit and non-audit, provided by the independent auditor must be pre-approved by the Audit Committee or its designee. The Corporation’s pre-approval policy is more fully described in this Proxy Statement under the caption “Proposal 3 — Ratification of Selection of Auditors.” The Audit Committee has concluded that provision of the non-audit services described in that section is compatible with maintaining the independence of KPMG LLP. In this context, the Audit Committee has reviewed and discussed, with management and the independent auditors, the Corporation’s audited financial statements for the year ended September 30, 2020. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Public Company Accounting Oversight Board, or PCAOB. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence from the Corporation and its management. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Corporation is compatible with the auditors’ independence.

Following the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended September 30, 2020, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee:

Robert R. McMaster (Chair)

Denise Paulonis (Vice Chair)

Timothy R. Baer

Marshall E. Eisenberg

Diana S. Ferguson

John A. Miller

70	2020 Proxy Statement

DEADLINES AND PROCEDURES FOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Proposals for Inclusion in Proxy Materials for our 2022 Annual Meeting

Under SEC Rule 14a-8, if you intend to submit a stockholder proposal and request its inclusion in the proxy statement and form of proxy for our 2022 annual meeting, such submission must be in writing and received by our Corporate Secretary at our corporate headquarters no later than August 18, 2021. Submissions of stockholder proposals after this date will be considered untimely for inclusion in the proxy statement and form of proxy for our 2022 annual meeting.

Other Proposals or Nominations for the 2022 Annual Meeting

Our By-Laws require that any stockholder proposal or director nomination that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2022 Annual Meeting, must be received at our principal executive offices not less than 90 days and not more than 120 days prior to the first anniversary of the 2021 annual meeting. As a result, proposals and director nominations submitted pursuant to these provisions of our By-Laws must be received no earlier than September 30, 2021, and no later than the close of business on October 30, 2021, and must otherwise comply with the requirements of our By-Laws. Any stockholder submissions should be sent to us by certified mail, return receipt requested, addressed to: Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, United States of America.

A copy of our By-Laws may be obtained on the governance section of our Website at http://investor.sallybeautyholdings.com, or by written request to the Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210, United States of America.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

1.	Q: What is a proxy?

A: A proxy is your legal designation of another person, called a proxy holder, to vote the shares that you own. If you designate someone as your proxy holder in a written document, that document is called a proxy. We have designated Marlo M. Cormier, our Senior Vice President, Chief Financial Officer and Chief Accounting Officer, and John Henrich, our General Counsel, to act as proxy holders at the annual meeting as to all shares for which proxies are returned or voting instructions are provided by internet or telephonic voting.

2.	Q: What is a proxy statement?

A: A proxy statement is a document that SEC regulations require us to give you when we ask you to sign a proxy card designating the proxy holders described above to vote on your behalf.

3.	Q: What is the difference between a stockholder of record and a stockholder who holds stock in street name, also called a “beneficial owner?”

A: If your shares are registered in your name at Computershare Trust Company, N.A., you are a stockholder of record.

If your shares are registered at Computershare Trust Company, N.A. in the name of a broker, bank, trustee, nominee, or other similar holder of record, your shares are held in street name and you are the beneficial owner of the shares.

4.	Q: What is the record date and what does it mean? Who can vote at the annual meeting?

A: The record date for our annual meeting is November 30, 2020. The record date is established by our Board of Directors as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to receive notice of the annual meeting and to vote their shares at the meeting and any adjournment or postponements of the meeting on the items of business described in this Proxy Statement. As of the record date there were 112,814,336 shares of our Common Stock outstanding. Each stockholder will be entitled to one vote in person or by proxy for each share of Common Stock held.

5.	Q: What different methods can I use to vote?

A: It depends on how your shares are held.

Stockholders of Record. If your shares are registered in your own name, you may vote by proxy or by attending the annual meeting. To vote by proxy, you may select one of the following options:

•	By Written Proxy — You may vote by mailing the written proxy card.

•

By Telephone or Internet Proxy — You may also vote by telephone from the U.S. using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate our stockholders’ identities, to allow our stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Street Name Holders. If your shares are held in the name of a bank, broker or other similar holder of record, check your proxy card or the information provided to you by such holder of record to determine which electronic voting options are available until 1:00 a.m., local time, on January 28, 2021. Please follow their instructions carefully. As a beneficial holder, you are also invited to attend the annual meeting, which will be held virtually. However, since you are not the stockholder of record, you may not vote your shares or ask questions at the annual meeting unless you obtain a signed legal proxy from your bank, broker or other similar holder of record giving you the right to vote the shares and send it to the tabulation agent, Computershare, to obtain a control number to enter the meeting as a validated stockholder.

72	2020 Proxy Statement

6.	Q: What constitutes a quorum for the annual meeting?

A: A quorum for the transaction of business will be present if the holders of a majority of our Common Stock issued and outstanding and entitled to cast votes at the annual meeting are present, in person or by proxy, at the annual meeting. Your shares are counted as present if you attend the annual meeting or if you properly return a proxy over the Internet, by telephone or by mail. Abstentions and broker non-votes will be counted as “present” for purposes of establishing a quorum at the annual meeting. If a quorum is not present at the annual meeting, the annual meeting may be adjourned from time to time until a quorum is present.

7.	Q: How are abstentions and broker non-votes counted?

A: Votes will be counted and certified by an independent inspector of elections. Abstentions and broker non-votes (as defined below) will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal. If you hold shares through an account with a bank, broker or other similar holder of record, the voting of the shares by the bank, broker or other similar holder of record when you do not provide voting instructions is governed by the rules of the New York Stock Exchange (“NYSE”). These rules allow banks, brokers and other similar holders of record to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks, brokers and other similar holders of record may not vote shares (referred to as “broker non-votes”) without your instruction.

8.	Q: What proposals are we voting on at this meeting? What are the voting recommendations of the Board and what vote is required to approve the proposals?

A:

The Proposals That You are Being Asked to Vote on at the Annual Meeting	Our Board’s Voting Recommendations	Vote Required to Approve each Nominee

Proposal 1: Election of Twelve Directors to Serve for One-Year Terms	FOR EACH NOMINEE	Affirmative Vote of a Majority of Votes Cast by Stockholders
Vote Required to Approve Proposals 2 and 3

Proposal 2: Advisory Approval of the Compensation of our NEOs	FOR	Affirmative Vote of a Majority of Votes Cast by Stockholders

Proposal 3: Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm for Fiscal 2021	FOR	Affirmative Vote of a Majority of Votes Cast by Stockholders

A “majority of the votes cast” means the number of “For” votes exceeds the number of “Against” votes. If a nominee who currently is serving as a director does not receive the required vote for re-election, Delaware law provides that such director will continue to serve on the Board as a “holdover” director. However, pursuant to the Corporation’s Governance Guidelines, each holdover director must tender, or has already tendered, an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, the Corporation’s Nominating, Governance and Corporate Responsibility Committee would consider the resignation and make a recommendation to the Board about whether to accept or reject such resignation and publicly disclose its decision and the rationale behind it within 90 days following certification of the stockholder vote.

Proposals 1 and 2 are considered non-routine, and therefore banks, brokers and other similar holders of record cannot vote shares on the proposals without your instructions. Thus, abstentions (withheld votes) and broker non-votes will have no effect in determining whether the proposals have been approved.

Proposal 3 is considered a routine matter. Thus, banks, brokers and other similar holders of record may vote shares on this proposal without your instructions. As such, there will be no broker non-votes with respect to this proposal.

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Votes cast by proxy or in person at the meeting will be tabulated by the Inspector of Election from Computershare Trust Company, N.A

9.	Q: Could other matters be voted on at the meeting?

A: We do not know of any other business that will be presented at the 2021 annual meeting. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, such matters shall be decided by a majority of the votes cast at the annual meeting, unless otherwise provided in our Third Restated Certificate of Incorporation (“Certificate of Incorporation”), Amended and Restated By-Laws (“By-Laws”), the Delaware General Corporation Law or the rules and regulations of the New York Stock Exchange. None of the members of our Board have informed us in writing that they intend to oppose any action intended to be taken by us.

10.	Q: What happens if a stockholder does not specify a choice for a matter when returning a signed proxy?

A: If the enclosed form of proxy card is signed and returned, it will be voted as specified in the proxy, or, if no vote is specified, it will be voted “FOR” all nominees presented in Proposal 1, “FOR” the proposal set forth in Proposal 2, and “FOR” the proposal set forth in Proposal 3.

11.	Q: Can I revoke my proxy?

A: At any time before the annual meeting, you may revoke your proxy by timely delivery of written notice to our Corporate Secretary, by timely delivery of a properly executed, later-dated proxy (including an Internet or telephone vote), or by voting online at the virtual annual meeting.

12.	Q: How can I attend the Annual Meeting?

A: Our annual meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively by webcast. You are entitled to participate in the annual meeting only if you were a stockholder of the Company as of the close of business on the record date, or if you hold a valid proxy for the annual meeting. No physical meeting will be held.

Registered stockholders will be able to attend the annual meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/201951081. You also will be able to vote your shares online by attending the annual meeting by webcast.

To participate in the annual meeting, you will need to enter the 15-digit control number included on your Notice, on your proxy card. The password for the meeting is SBH2021.

If you hold your shares beneficially through an intermediary, such as a bank or broker, and you intend to vote or ask questions, you must register in advance by following the instructions outlined in Question 13 below.

A control number will not be required to participate in the meeting as a guest. However, please note that guests will not have the ability to vote or ask questions during the meeting.

The online meeting will begin promptly at 9:00 a.m., local time (Central). We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

13.	Q: How do I register to attend the Annual Meeting virtually on the Internet?

A: If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received.

If you hold your shares beneficially through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

74	2020 Proxy Statement

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power in the form of a legal proxy from your broker reflecting your Sally Beauty Holdings, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on January 25, 2021.

You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email: Forward the email from your broker with your legal proxy information attached or send a separate email with your legal proxy information attached to legalproxy@computershare.com

By mail:

Computershare

Sally Beauty Holdings Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

Upon receipt of your confirmation of registration to participate in the meeting from Computershare, go to www.meetingcenter.io/201951081 and enter your control number and meeting password, SBH2021, to log into the meeting.

14.	Q: Who pays the cost of this proxy solicitation?

A: The proxy accompanying this Proxy Statement is being solicited by our Board of Directors. We will bear the entire cost of this solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information furnished to our stockholders. In addition to using the mail, proxies may be solicited by directors, executive officers, and other employees of the Corporation, in person or by telephone. No additional compensation will be paid to our directors, executive officers, or other employees for these services. We will also request banks, brokers, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our Common Stock. We have retained Alliance Advisors, LLC to assist us with the solicitation of proxies for an estimated fee of approximately $7,500, plus normal expenses not expected to exceed $5,000.

15.	Q: What is “householding” and how does it affect me as a stockholder?

A: To reduce the expenses of delivering duplicate proxy materials, we may take advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling our Investor Relations department at (940) 898-7500, by email at investorrelations@sallybeautyholdings.com, or by written request to the Corporate Secretary, Sally Beauty Holdings, Inc., 3001 Colorado Boulevard, Denton, Texas 76210. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the phone number and address given above.

Stockholders of Record: If you vote on the Internet at www.envisionreports.com/SBH, simply follow the prompts for enrolling in the electronic proxy delivery service.

Beneficial Owners: If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your bank or other holder of record regarding the availability of this service.

16.	Q: How will stockholders know the outcome of the proposals considered at the annual meeting?

A: We will announce preliminary results at the annual meeting. We will report final results at http://investor.sallybeautyholdings.com and in a filing with the SEC on Form 8-K.

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Other Matters

The Board of Directors knows of no other matters to be acted upon at the annual meeting, but if any matters properly come before the meeting that are not specifically set forth on the proxy card and in this Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments.

By Order of the Board of Directors,

Corporate Secretary
December 16, 2020

76	2020 Proxy Statement

APPENDIX 1

Sally Beauty Holdings, Inc. and Subsidiaries

Non-GAAP Financial Numbers Reconciliation

(In Millions—Unaudited)

	FY17	FY18	FY19	FY20

Operating Income (as Reported GAAP)	$478.6	$426.6	$458.5	$258.8
Charges from Data Security Incidents		$7.9
Restructuring Charges	$22.7	$33.6	($0.7)	$14.0
COVID-19				$21.6

Adjusted Operating Income (non-GAAP)	$501	$468	$458	$294

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Sally Beauty Holdings, Inc.
3001 Colorado Blvd.
Denton, TX 76210

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Online Go to www.envisionreports.com/SBH or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/SBH

Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all nominees listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - Timothy R. Baer	☐	☐	☐	02 - Christian A. Brickman	☐	☐	☐	03 - Marshall E. Eisenberg	☐	☐	☐

04 - Diana S. Ferguson	☐	☐	☐	05 - Dorlisa K. Flur	☐	☐	☐	06 - James M. Head	☐	☐	☐

07 - Linda Heasley	☐	☐	☐	08 - Robert R. McMaster	☐	☐	☐	09 - John A. Miller	☐	☐	☐

10 - Susan R. Mulder	☐	☐	☐	11 - Denise Paulonis	☐	☐	☐	12 - Edward W. Rabin	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. Approval of the compensation of the Corporation’s executive officers including the Corporation’s compensation practices and principles and their implementation.	☐	☐	☐	3. Ratification of the selection of KPMG LLP as the Corporation’s independent registered public accounting firm for the fiscal year 2021.	☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 P C F	+

                                                 03CLIE

The Annual Meeting of Stockholders of Sally Beauty Holdings, Inc. will be held on

Thursday, January 28, 2021 at 9:00 A.M. Central Time, virtually via the internet at www.meetingcenter.io/201951081.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is – SBH2021.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting virtually, please promptly vote over the Internet, by telephone, or by mailing in the proxy card. Voting by any of these methods will ensure your representation at the Annual Meeting if you choose not to attend virtually. Voting early will not prevent you from voting during the virtual Annual Meeting if you wish to do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Sally Beauty Holdings, Inc.	+

    This Proxy is Solicited on Behalf of the Board of Directors of Sally Beauty Holdings, Inc.

The undersigned hereby appoints John Henrich and Marlo Cormier, or either of them, proxies, each with full power of substitution, to vote the shares of the undersigned at the Annual Meeting of Stockholders of Sally Beauty Holdings, Inc. on January 28, 2021, or any adjournments thereof, upon all matters as may properly come before the meeting. Without otherwise limiting the foregoing general authorization, the proxies are instructed to vote as indicated herein.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations in the Proxy Statement FOR all nominees for election of directors in Proposal 1, FOR Proposal 2 and FOR Proposal 3. If any other matters properly come before the meeting that are not specifically set forth on the proxy card and in the Proxy Statement, it is intended that the persons voting the proxies will vote in accordance with their best judgments. The proxies cannot vote your shares unless you sign and return this card or vote electronically over the Internet or via the toll-free number.

Please mark, sign and date on the reverse side.

c	Non-Voting Items

Change of Address – Please print new address below.

∎	+